As filed with the Securities and Exchange Commission on March 21, 2006	Registration Number: 333-127530

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN SOUTHWEST HOLDINGS, INC.
(Name of small business issuer in its charter)

Delaware	1099	86-0800964
(State or jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification No.)
incorporation or organization)	Classification Code Number)

4225 N. Brown Ave.
Scottsdale, Arizona  85251
(480) 946-4006
(Address and telephone number of principal executive offices)

Michael K. Hair, P.C.
7407 E. Ironwood Court
Scottsdale, Arizona 85258
Telephone: (480) 443-9657
Facsimile: (480) 443-1908
(Name, address and telephone number of agent for service)

With copy to:

Michael K. Hair, Esq.
Michael K. Hair, P.C.
7407 E. Ironwood Court
Scottsdale, Arizona 85258
Telephone: (480) 443-9657
Facsimile: (480) 443-1908

 Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each		Proposed maximum	Proposed maximum
class of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered	per unit	price	registration fee

Common Stock, $0.001 par value	112,855,181	$0.04 (1)	$4,514,207	$483.02 (2)
Common Stock, $0.001 par value, underlying Warrants	9,000,000	$0.04 (3)	$360,000	$ 38.52 (2)
			Total	$521.54 (2)
__________
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, using an assumed offering price of $0.04 per share.
(2)	An additional $182.82 was paid upon the filing of Pre-Effective Amendment No. 1.
(3)	The warrants have an exercise price of $0.04 per share.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED MARCH 21, 2006

PROSPECTUS

AMERICAN SOUTHWEST HOLDINGS, INC.

121,855,181 Shares of Common Stock

This prospectus relates to 112,855,181 shares of our common stock that may be sold at various times by the selling shareholders identified under “Selling Shareholders.” These selling shareholders received restricted shares in the Metal Sands Limited acquisition and in private placements since January 1, 2004.  We will not receive any of the proceeds from the sale of such shares.

This prospectus also relates to up to 9,000,000 shares of our common stock which may be purchased through the exercise of outstanding warrants held by Selling Shareholders (the “Warrants”).  The Warrants have an exercise price of $0.04 per share and an expiration date of December 31, 2006.  We will not receive any of the proceeds from the sale of such shares, but we will receive up to $360,000 US if all 9,000,000 Warrants are exercised by their holders.

This investment is speculative and involves a high degree of risk.  See “Risk Factors” on page 7 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated __________ , 2006

AMERICAN SOUTHWEST HOLDINGS, INC.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus is complete and accurate only as of the date on the front cover regardless of the time of any sale of shares.

PROSPECTUS SUMMARY

This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all the information you should consider before investing in our common stock. You should read carefully this entire prospectus. In particular, you should read the section entitled “Risk Factors” and the consolidated financial statements and the notes relating to those statements included elsewhere in this prospectus. The references in this prospectus to “we,” “our,” or “us” refer to American Southwest Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.

Our Business

American Southwest Holdings, Inc. (formerly Namibian Copper Mines, Inc.) is a mineral development company. It has previously investigated and initially invested in the Hiab Copper Project. The fund raising for this project was unsuccessful and all initial investment was lost and written off. Currently, the Company is investigating projects in Australia. In accordance with SFAS 7 the Company is considered an exploration stage company.

The Company was incorporated in the State of Delaware on October 20, 1989, under the name of Cordon Corporation and subsequently changed its name to Ameriserv Financial Corporation (Ameriserv). On April 19, 1994, bankruptcy proceedings for Ameriserv finalized in the US Bankruptcy Court, Northern District of Texas. Under the terms of the bankruptcy, the Company was forced to liquidate all of its assets. The Company utilized fresh-start accounting in its reorganization effective July 28, 1995, and the name was changed to Namibian Copper Mines, Inc.  On June 9, 2000 the name was changed to American Southwest Holdings, Inc.

In December 2004, we acquired Metal Sands Limited (“Metal Sands”), which owns mineral sands tenements in Western Australia and Tasmania.

The Offering

Common Stock offered by Selling Shareholders:	121,855,181 shares of common stock, including 9,000,000 shares which may be purchased through the exercise of outstanding warrants

Offering Price:	Market price

Common Stock outstanding before the Offering:	140,295,806 shares as of March 6, 2006

Use of proceeds:	We will not receive any proceeds from the sale of shares of common stock in this offering, but we will receive up to $360,000 US if all 9,000,000 Warrants are exercised by their holders.

Risk Factors:
Our business is subject to a number of risks which you should consider before investing in our company. For a discussion of the significant risks associated with our business, you should read the section entitled “Risk Factors” beginning on page 7.

“Pink Sheets” Trading Symbol:	Our common stock is traded on the pink sheets under the symbol “ASWT.PK.”

SUMMARY FINANCIAL DATA

The following table presents our summary consolidated balance sheet data and statements of operations data for our fiscal years ended December 31, 2004 and 2003, and our summary consolidated balance sheet data as of September 30, 2005, which is unaudited and was excerpted from our Quarterly Report on Form 10-QSB for the period ending September 30, 2005, as filed with the Securities and Exchange Commission. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Plan of Operation” and our consolidated financial statements and related notes appearing elsewhere in this Prospectus.

	Year Ending December 31, 2004	Year Ending December 31, 2003	Quarter Ending September 30, 2005	Quarter Ending September 30, 2004
Consolidated Balance Sheet:
Current assets	$208,558	$4,579	$208,704
Total assets	$245,860	$4,579	$245,052
Current liabilities	$524,146	$159,561	$101,718
Deficit accumulated during exploration stage	$(13,655,871)	$(12,647,320)	$(14,716,039)
Shares Outstanding	$82,150,806	$28,163,950	$119,689,876

Statement of Operations:
Revenues	$0	$0	$0	$0
General & administrative expenses	$446,324	$137,386	$205,739	$70,965
Exploration expenses	$210,015	$0	$12,518	$0
Comprehensive loss	$(1,014,429)	$(137,386)	$(218,479)	$(70,965)

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our growth strategies, (b) anticipated trends in our industry, (c) our future financing plans and (d) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update, amend or clarify these forward-looking statements or the risk factors contained in this prospectus, whether as a result of new information, future events or otherwise, except as may be required under federal securities laws.

RISK FACTORS

An investment in our common stock is very risky. You may lose the entire amount of your investment.

Risks Relating to Our Company and Industry

We have experienced significant losses and we may never be profitable.

We have generated no revenue and significant losses and negative cash flows from our mining exploration endeavors since we began these activities in 1995. As of September 30, 2005, we had an accumulated deficit of $14,716,039. We had a net loss for the fiscal year ended December 31, 2004, of $1,008,551.  For the quarter ended September 30, 2005, we had a comprehensive loss of $218,936. The future profitability of our business will depend primarily on our ability to generate revenues from the sale of our minable ores, if any. If our revenue grows at a slower rate than we anticipate or if our expenditures exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not achieve or sustain profitability. Our auditors have issued going concern opinions on our financial statements for the fiscal years ending December 31, 2003 and 2004.

We Have A Limited Operating History Upon Which You Can Evaluate Our Business

We have a limited operating history upon which an evaluation of us and our prospects can be based. We and our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the mining industry. To address these risks, we must, among other things, respond to competitive developments, attract, retain and motivate qualified personnel, implement and successfully execute our sales strategy, develop and market additional services, and upgrade our technological and physical infrastructure in order to scale our revenues. We may not be successful in addressing such risks. Our limited operating history makes the prediction of future results of operations difficult or impossible. We currently expect to significantly increase our operating expenses to expand our operations. As a result of the foregoing factors, we expect that we may incur losses over the next twelve months and, depending on the success of our exploration, for potentially an even longer period.

We Will Require Substantial Additional Financing in the Future Which May Not Be Available to Us When Required, or May Be Available Only on Unfavorable Terms.

Our existing capital is insufficient to meet our working capital needs and we will need to raise additional financing to achieve our business objectives; specifically, $8,500,000 over the next five years to fund our exploration efforts.  Several millions more will be needed to commence mining operations. We currently have no committed sources of, or other arrangements with respect to, additional financing. We cannot assure you that we will be able to obtain additional financing on acceptable terms or at all. Our failure to obtain financing when needed could have a material adverse effect on us. Any equity financing could substantially dilute your equity interests in our company and any debt financing could impose significant financial and operational restrictions on us.

We May Be Unsuccessful In Managing Our Growth Which Could Prevent Us From Becoming Profitable

While it may not be realized, we are planning for significant growth for the foreseeable future. Our growth may place a significant strain on our management, financial, and operating resources. Failure to manage this growth effectively could have a material adverse affect on our financial condition or results of operations. Part of our business strategy may be to acquire assets or other companies that will complement our existing business. We are unable to predict whether or when any material transaction will be completed should negotiations commence. If we proceed with any such transaction, we may not effectively integrate the acquired operations with our own operations. We may also seek to finance any such acquisition by debt financings or issuances of equity securities and such financing may not be available on acceptable terms or at all.

We May Incur Greater Costs Than Anticipated, Which Could Result in Sustained Losses

We used reasonable efforts to assess and predict the expenses necessary to pursue our business plan. However, implementing our business plan may require more employees, capital equipment, supplies or other expenditure items than management has predicted. Similarly, the cost of compensating additional management, employees and consultants or other operating costs may be more than we estimate, which could result in sustained losses.

Fluctuations in the A$/US$ Exchange Rate Can Have a Significant Effect on Earnings

Certain of the Company=s liabilities and assets are denominated in US$, particularly much of the borrowings and certain equity accounted assets. The accounts of our subsidiary, Metal Sands, are also maintained in US$. Thus a change in the A$/US$ exchange rate may have an effect on the net asset value of the Company.

Metal Sands Limited, Our Subsidiary, is Exposed to Regulatory and Court Action, Each of Which Could Adversely Affect Metal Sands= Activities

Governments extensively regulate our mining operations. National, state and local authorities in Australia and Tasmania regulate the mining industry with respect to matters such as employee health and safety, permitting and licensing requirements and environmental compliance, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, and the effects that mining has on groundwater quality and availability. Numerous governmental permits and approvals and leases are required for Metal Sands’ exploration operations. Metal Sands is required to prepare and present to national, state or local authorities data pertaining to the effect or impact that any proposed exploration or production activities may have upon the environment. The costs, liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement or continuation of exploration, expansion or production operations. Failure to comply with the laws regulating Metal Sands’ businesses may result in sanctions such as fines or orders requiring positive action by Metal Sands which may involve capital expenditure or the curtailment of operations. This relates particularly to environmental regulations.

The possibility exists that new legislation or regulations may be adopted which may materially adversely affect Metal Sands’ exploration operations or Metal Sands’ cost structure. New legislation or regulations or more stringent interpretations or enforcement of existing laws and regulations may also require Metal Sands’ customers to change operations or incur increased costs. These factors and legislation, if enacted, could have a material adverse effect on Metal Sands, and hence our financial condition and results of operations.

A Substantial or Extended Decline in Titanium Could Reduce the Value of Our Exploration Licenses

Our ability to raise working capital in the future is substantially dependent upon the price of titanium. The price of titanium products depends upon factors beyond our control, including:
  the supply of and demand for titanium products and titanium ores;
  competition within domestic and foreign titanium mining industry;
  domestic and foreign demand for steel and the continued financial viability of the domestic and/or foreign steel pigment industry;
  the proximity to, capacity of, and cost of transportation facilities;
  domestic and foreign governmental regulations and taxes;
  regulatory, administrative, and judicial decisions;
  the price and availability of alternative products, including the effects of technological developments; and
  worldwide economic conditions.

If We Lose the Services of Our Chief Executive Officer or Other Key Personnel, We May Not Be Able to Manage Our Operations and Meet Our Strategic Objectives.

Our future success depends, in large part, on the continued service of Alan Doyle, our President and Chief Executive Officer. Mr. Doyle’s continuation with us is integral to our future success, based on his significant expertise and knowledge of our business. We have no key person insurance with respect to Mr. Doyle, and any loss or interruption of his services could significantly reduce our ability to effectively manage our operations and implement our strategy. Also, we depend on the continued service of key managerial, scientific, sales and technical personnel and consultants, as well as our ability to continue to attract and retain additional highly qualified personnel and consultants. We compete for such personnel with other companies, academic institutions, government entities and other organizations. Any loss or interruption of the services of our other key personnel could also significantly reduce our ability to effectively manage our operations and meet our strategic objectives because we cannot assure you that we would be able to find an appropriate replacement should the need arise.

We Do Not Intend to Declare Dividends on Our Stock in the Foreseeable Future.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all future earnings, if any, for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors. Therefore, you should not expect to receive dividend income from shares of our common stock.

There Is No Guarantee of Registration Exemption for Recently Completed Sales of Unregistered Stock, Which Could Result in the Liquidation of the Company

Over the last 24 months, we have sold approximately 112,000,000 shares of unregistered stock in various private placements to investors. These sales were made in reliance upon the exemption from registration provided by Regulation S promulgated pursuant to the Securities Act of 1933, as amended (the “Act”). Reliance on this exemption does not, however, constitute a representation or guarantee that such exemption is indeed available. If for any reason these sales are deemed to be a public offering of our shares (and if no other exemption from registration is available), the sale of the offered shares would be deemed to have been made in violation of the applicable laws requiring registration of the offered shares and the delivery of a prospectus. As a remedy in the event of such violation, each purchaser of the offered shares would have the right to rescind his or her purchase of the offered shares and to have his or her purchase price returned. If such a purchaser requests a return of his or her purchase price, funds might not be available for that purpose. In that event, liquidation of our Company might be required. Any refunds made would reduce funds available for our working capital needs. A significant number of requests for rescission would probably cause us to be without funds sufficient to respond to such requests or successfully to proceed with our activities successfully.

We Will Need to Monitor and Implement Finance and Accounting Systems, Procedures and Controls.

In connection with our review of our consolidated financial statements for the year ended December 31, 2004 and the audit of those statements by our independent registered public accounting firm, we determined that our fiscal 2004 year-end closing process did not ensure that all significant elements of our consolidated financial statements were adequately reviewed and reported on a timely basis. In our post-closing and audit processes, certain issues were discovered by us and our independent registered accounting firm that resulted in adjustments to our consolidated financial statements. We discussed these matters before our consolidated financial statements for the year ended December 31, 2004 were completed, and they are properly accounted for in our consolidated financial statements. However, we have concluded that the failure to discover these items in our regular closing process is a result of a significant deficiency that constitutes a material weakness in the design or operation of our internal controls over financial reporting.

Although the items described above were properly accounted for before completing our consolidated financial statements, we have concluded that the failure to discover these items in our regular closing process was a material weakness because the elements of our consolidated financial statements that were not adequately reviewed are material to our consolidated financial statements and there is more than a remote likelihood that a material misstatement of our consolidated financial statements would not be prevented or detected.

Our management is working to identify and implement corrective actions where required to improve the effectiveness and timeliness of our internal controls, including the enhancement of our systems and procedures.

We cannot provide assurance that the measures we have taken to date or any future measures will adequately remediate the deficiencies or conditions discussed above. In addition, we cannot be certain that other reportable conditions or material weaknesses in our internal controls will not be discovered in the future. Any failure to remediate reportable conditions or material weaknesses or to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations, or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that will be required when the SEC=s rules under Section 404 of the Sarbanes-Oxley Act become applicable to us in April 2006.

We Will Be Exposed to Risks Relating to Evaluations of Controls Required by Section 404 of the Sarbanes-Oxley Act.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the SEC, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We will be evaluating our internal controls systems to allow management to report on, and our independent auditors to attest to, our internal controls. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by our December 31, 2007 deadline, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations since there is presently no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, including the SEC. This type of action could adversely affect our financial results or investors= confidence in our company and our ability to access capital markets and could cause our stock price to decline. In addition, the controls and procedures that we will implement may not comply with all of the relevant rules and regulations of the SEC. If we fail to develop and maintain effective controls and procedures, we may be unable to provide the required financial information in a timely and reliable manner. Further, if we acquire the assets of any other company in the future, we may incur substantial additional costs to bring any acquired company=s systems into compliance with Section 404.

Changes in Accounting Standards Regarding Stock Option Plans Could Limit the Desirability of Granting Stock Options, Which Could Harm Our Ability to Attract and Retain Employees, and Would Also Negatively Impact Our Results of Operations.

The Financial Accounting Standards Board has issued Statement No. 123(R), “Share-Based Payments” (“SFAS 123(R)”), which requires all companies to treat the fair value of stock options granted to employees as an expense, beginning in the first fiscal year that begins after December 15, 2005, for small business issuers. Currently, we are generally not required to record compensation expense in connection with stock option grants to employees. Because we will be required to expense the fair value of employee stock option grants, it reduces the attractiveness of granting stock options because of the additional expense associated with these grants, which will negatively impact our results of operations. Nevertheless, stock options are an important employee recruitment and retention tool, and we may not be able to attract and retain key personnel if we do not provide an employee stock option program. Accordingly, after SFAS 123(R) becomes effective, our results of operations may be negatively impacted if we use stock options as an employee recruitment and retention tool.

Risks Relating to this Offering

You May Be Unable to Sell Your Investment.

There is only a limited trading market for our common stock, which is quoted on the “Pink Sheets.” Transactions on the Pink Sheets may lack the volume, liquidity and orderliness necessary to maintain a liquid and active trading market. Accordingly, an investor should consider the potential lack of liquidity before investing in our common stock.

Our Common Stock Is Deemed to Be “Penny Stock,” Which May Make it More Difficult for Investors to Sell Their Shares Due to Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks:
  With a price of less than $5.00 per share;
  That are not traded on a “recognized” national exchange;
  Whose prices are not quoted on the Nasdaq automated quotation system;
  Nasdaq stocks that trade below $5.00 per share are deemed a “penny stock” for purposes of Section 15(b)(6) of the Exchange Act; and
  In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

Future Sales by Our Stockholders May Adversely Affect Our Stock Price and Our Ability to Raise Funds in New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 140,295,806 shares of common stock outstanding as of March 6, 2006,  24,842,625 shares are freely tradable without restriction.  In addition, 112,855,181 previously issued restricted shares are being registered in this registration statement and thus will become freely tradeable upon the effectiveness of this registration statement. The remaining 2,598,000 shares of common stock, which are held by existing officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. All of those shares may be resold under Rule 144.

Our Stock Price May Fluctuate and Be Volatile

The market price of our common stock may be subject to significant fluctuation due to the following factors, among others:
  variations in our quarterly financial results;
  changes in accounting standards, policies, guidance or interpretations;
  sales of substantial amounts of our stock by existing shareholders; and
  general economic conditions.
The stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of affected companies. These broad market fluctuations may cause the price of our common stock to fall abruptly or remain significantly depressed.

The Selling Shareholders Intend to Sell Their Shares of Common Stock in the Market, Which Sales Will Likely Cause Our Stock Price to Decline

The selling shareholders intend to sell in the public market 112,855,181 shares of common stock being registered in this offering. Such sales will likely cause our stock price to decline. Our officers and directors will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

Warrants Outstanding, Exercise and Sale Will Likely Cause Our Stock Price to Decline

There are presently 9,000,000 warrants outstanding with an expiration date of December 31, 2006.  The holders of these warrants will likely exercise their warrants for $0.04 per share if and when our stock price rises above that exercise price for a continued period of time.  The shares to be issued upon the warrant exercise have been registered in this offering and may be sold into the market immediately after the warrant exercise.  Such stock sales will likely cause our stock price to decline.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Operations

Year Ending December 31, 2004

For the year ending December 31, 2004 the Company experienced a comprehensive loss of $1,014,429, which was comprised primarily of its other general and administrative costs of $446,324, costs related to the acquisition of mining rights of $61,275, costs related to the MSL acquisition of $300,000, exploration expenses of $210,015 and net foreign currency gain and adjustment of $3,235. In comparison, during the year ending December 31, 2003 the Company’s comprehensive loss was $137,386. The increase in the comprehensive loss in 2004 primarily resulted from the $240,000 fee due to Doyle Capital for services during the year,  $361,275 in costs related to the purchase of MSL and exploration costs of $210,015. The Company expects its management salaries to continue at the same level throughout the remainder of 2005. The Company expects its exploration expenses to increase throughout the remainder of 2005 as its exploration program on its properties continues.

Quarter Ending September 30, 2005

Operations

For the quarter ending September 30, 2005 the Company experienced a comprehensive loss of $218,936, which was comprised primarily of its general and administrative costs of $205,739, exploration expenses of $12,518 and net foreign currency loss and adjustment of $407. In comparison, during the quarter ending September 30, 2004 the Company’s comprehensive loss was $70,965. The increase in the comprehensive loss in the 2005 quarter primarily resulted from the expenses incurred by the Company’s operating subsidiary, which was acquired in December 2004. During the quarter ending March 31, 2004 the Company’s operations had been inactive. The Company expects its general and administrative expenses to continue at the same level throughout the remainder of 2005. The Company expects its exploration expenses to continue at the same level throughout the remainder of 2005 as its exploration program on its properties continues.

At September 30, 2005, the Company’s agreement with Doyle Capital, Ltd., an Australian entity now known as Africa Pacific Capital Limited (“APC”), was terminated.  In connection with the termination, APC exercised 15,000,000 warrants to purchase the Company’s common stock in exchange of debt owed to APC of $600,000.  Alan Doyle remains Chairman of the Company and will continue his efforts to obtain funding for the Company’s exploration and working capital needs.

Nine Months Ending September 30, 2005

Operations

For the nine months ending September 30, 2005 the Company experienced a comprehensive loss of $1,051,049, which was comprised primarily of its general and administrative costs of $831,515, exploration expenses of $218,628 and net foreign currency gain and adjustment of $48. In comparison, during the nine months ending September 30, 2004 the Company’s comprehensive loss was $145,476. The increase in the comprehensive loss in the 2005 period primarily resulted from the expenses incurred by the Company’s operating subsidiary, which was acquired in December 2004. During the nine months ending September 30, 2004 the Company’s operations had been inactive.

Liquidity and Capital Resources

The Company raised approximately $267,547 from foreign private placements and approximately $882,192 of Company accounts payable were converted to equity during the quarter. The Company will need to continue substantial fund raising in 2006, because the Company’s planned exploration program for its mining properties requires expenditures of approximately $8,000,000 over the next 5 years, with approximately $5,500,000 of exploration expenditures planned for the next two years.

Since we have not generated any revenue, we have included a reference to our ability to continue as a going concern with our financial statements for the quarter ending September 30, 2005. Our accumulated deficit at September 30, 2005, was ($14,716,039). All exploration costs are expensed as incurred.

These financial statements have been prepared on the going concern basis, which assumes that adequate sources of financing will be obtained as required and that our assets will be realized, and liabilities settled in the ordinary course of business. Accordingly, these financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the financial statements.

The Company currently has no commitment for funding all or a portion of its future exploration expenses from a third party. There is no assurance the Company will be able to obtain in the near future all or a portion of its future exploration expenses.

In the future the Company may consider selling some of its properties or joint venturing the exploration and mining of some of its properties, if exploration capital cannot be readily obtained.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There was no trading of our common stock or any other of our securities in a public market in 2003 or 2004. Our common stock began trading again on the “Pink Sheets-OTC market” in January 2005 under the symbol “ASWT.PK.” We have recently filed a Form 211 to reinstate our common stock for trading on the OTC Bulletin Board. However, there can be no assurance that such reinstatement can be accomplished or that a trading market will develop for our common stock in the future.

Stockholders

We have approximately 460 stockholders of record, including nominee firms for securities dealers as of March 6, 2006.

Dividends

We have not paid or declared any dividends on our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not intend to pay or declare any dividends on our common stock within the foreseeable future.

BUSINESS

Background

American Southwest Holdings, Inc. (the “Company”) was incorporated in the State of Delaware on October 20, 1989, and on December 15, 1989 merged with Cordon Corporation, a Nevada corporation, with the Delaware entity, Ameriserv Financial Corporation, being the surviving corporation. We were formed for the primary purpose of selling home warranty services pursuant to contracts with homeowners. In 1993 we filed for bankruptcy. On April 19, 1994, the U.S. Bankruptcy Court, Northern District of Texas, issued an order closing and finalizing our bankruptcy proceedings. Under the terms of the bankruptcy, we were forced to liquidate all of our assets. The proceeds were then distributed among our creditors, thereby satisfying all of our outstanding debts. We halted operations and ceased to do business at the conclusion of the bankruptcy proceedings. We utilized a “fresh-start” accounting method in our reorganization.

On July 28, 1995, our name was changed from Ameriserv Financial Corporation to Namibian Copper Mines, Inc. On June 9, 2000, our name was changed from Namibian Copper Mines, Inc. to American Southwest Holdings, Inc. We entered into an agreement to acquire the Haib Copper Project’s mining claims owned by Haib Copper Co. (Pty) Limited. The total purchase consideration was $3,780,000, subject to CPI indexation and installments totaling $427,000 were paid to Haib Copper Co. (Pty) Limited. In 1998, due to the down turn in copper prices, we withdrew from the project. We lost our interest in the project at that time.

On December 15, 2004 we completed the acquisition of Metal Sands Limited, an Australian company (“Metal Sands”), which has 16 exploration licenses and 11 prospecting licenses throughout the Scott Coastal Plain in Western Australia. We issued 33,100,000 shares of our common stock to the shareholders of Metal Sands.

Employees

At March 1, 2006, in addition to our President, we employed one person, who was an employees of our subsidiary, Metal Sands. We presently estimate that this number of employees should be sufficient for us to complete our planned exploration of the Metal Sands properties. Additional employees will need to be hired if we move into the mining stage of development.

Properties

We currently maintain an accounting office at 4225 N. Brown Avenue, Scottsdale, Arizona 85251 at no cost to us, although the accountant charges us for internal accounting services provided.

Our Metal Sands subsidiary has offices located at 22 Oxford Close, Leederville, Western Australia, where it leases approximately 1,300 square feet of space for a monthly rent of $1,075. This space is leased under a two-year lease which commenced in October 2003 and expires in September 2005.

In November 2004, Metal Sands entered into a nine month lease of a house at 4014 Brockham Highway, Karridale, Western Australia at a weekly rent of $128. This property provides a field office for Metal Sands’ employees and consultants while working at the property sites in the Scott Coastal Plain.

Mining Properties

Our subsidiary, Metal Sands, leases its mining properties from the Western Australian Department of Industry and Resources (the “DIR”). Mining claims are called “tenements” in Western Australia. The DIR issues tenement licenses for three categories of mineral leases (in order from most developed to least developed): mining leases, exploration licenses, and prospecting licenses. The DIR license granting process for each category commences with the filing of a license application. After an application is filed the DIR reviews the application and after a period of time grants the application, if no objections are made to the application. Any party may file an objection to a license application. When an objection is filed, a governmental agent called a warden conducts a hearing on the objection and makes a ruling in support of or against the objection. Generally, the DIR follows the warden’s ruling on the objection in granting the license application, or modifying the application. If the objection is upheld, the applying party may accept the modified license application or withdraw its application. A party holding any level tenement license, such as a prospecting license on a property preempts any other party from applying for a higher level license on that property during the license term.

As of March 1, 2006, we had been granted six exploration licenses and have filed ten exploration license applications and 11 prospecting license applications.

Governor Broome Tenement

At present our most promising mining property is the tenement known as the Governor Broome project. The Governor Broome project is located 21 kilometers east-north-east of Augusta, Western Australia in the Scott Coastal Plain. Access to this property is from the Brockman Highway which is fully paved, and 15 kilometers of developed but unpaved Governor Broome Road. Power for future mining operations, if any, on this property would come from high tension power lines crossing the tenement.

The Governor Broome tenement has been leased as an exploration license from the DIR for a term of five years, commencing on January 9, 2002. The annual rent on this tenement is $3,663, and there is an annual expenditure requirement on this tenement as well.

The Governor Broome tenement was previously leased by Kingston Resources and Cable Sands, Australian mining companies. Three project reports on the Governor Broome tenement have been previously filed with the DIR.

Our subsidiary has performed ground geophysics, including magnetics and radiometrics on this tenement; drilled core samples of over 200 core holes; made heavy mineral determinations; and performed grain counts and mineralogy. Laboratory testing of the core samples leads us to believe, without assurance, that a commercial grade of titanium ore is present on this tenement.

We have commenced preliminary engineering studies on the Governor Broome tenement. We expect to prepare a full feasibility study, including mapping, resource and reserve studies on this tenement over the next 18 months, at an estimated cost of $5,000,000, if such working capital can be obtained. Such feasibility study would satisfy our annual expenditure requirement on this tenement when completed.

There is no mining equipment nor a plant currently located on the Governor Broome tenement. A mine, if any, located on this property in the future would be an open pit mine.

There are no known mining reserves on the Governor Broome tenement and our planned program for the tenement is exploratory in nature at the present time.

Five Other Exploratory Tenements

We currently have been granted five other exploration licenses in the Scott Coastal Plain from the DIR. There is no mining equipment nor a plant currently located on any of these five exploratory tenements. A mine, if any, located on these properties in the future would be an open pit mine. There are no known mining reserves on these five exploratory tenements and our planned program for these five licenses is exploratory in nature. We are hopeful, without assurance, of locating evidence of ores containing titanium on these five exploratory tenements during its exploratory work.

The location of each of these five exploratory tenements, license information, access and power information, prior ownership (if any), prior report information (if any) and planned exploration work is set forth below.

The exploratory tenement called the Rover Range is located approximately 15 kilometers north of Augusta, Western Australia. This tenement has been leased for a term of five years, commencing on November 9, 2001. The annual rent on this tenement is $1,188, and there is an annual expenditure requirement on this tenement as well. Access to and power for mining this tenement would come from Glenarty Road which is paved. This tenement was previously leased by BHP Minerals and at least one mining report has been filed on this tenement with the DIR. Metal Sands has completed field work on this tenement, and presently plans on completing air core drilling on this property in the next 12 months, at an estimated cost of $120,000 if such working capital can be obtained. Such work, when completed, would satisfy our annual expenditure requirement on this tenement.

The exploratory tenement called Bullant is located approximately 20 kilometers north of Augusta, Western Australia. This tenement has been leased for two terms of five years each, commencing on January 9, 2002. The annual rent on this tenement is $2,772, and there is an annual expenditure requirement on this tenement as well. Access to and power for mining this tenement would come from McCloud Creek Road which is paved. This tenement was previously leased by BHP Minerals and at least one mining report has been filed on this tenement with the DIR. Metal Sands has completed field work on this tenement, and presently plans on completing air core drilling on this property in the next 12 months, at an estimated cost of $80,000 if such working capital can be obtained. Such work, when completed, would satisfy our annual expenditure requirement on this tenement.

The exploratory tenement called Witchcliffe East is located approximately 38 kilometers north of Augusta, Western Australia. This tenement has been leased for two terms of five years each, commencing on February 17, 2005. The annual rent on this tenement is $1,782, and there is an annual expenditure requirement on this tenement as well. Access to and power for mining this tenement would come from Brockman Highway which is paved. We have no knowledge that this tenement was previously leased from the DIR or of any mining report being filed on this tenement with the DIR. Metal Sands presently plans on completing field work and air core drilling on this property in the next 12 months, at an estimated cost of $50,000 if such working capital can be obtained. Such work, when completed, would satisfy the Company’s annual expenditure requirement on this tenement.

The exploratory tenement called Witchcliffe South is located approximately 29 kilometers north of Augusta, Western Australia. This tenement has been leased for two terms of five years each, commencing on January 15, 2004. The annual rent on this tenement is $990, and there is an annual expenditure requirement on this tenement as well. Access to and power for mining this tenement would come from Warner Glen Road which is paved. We have no knowledge that this tenement was previously leased from the DIR or of any mining report being filed on this tenement with the DIR. Metal Sands presently plans on completing field work and air core drilling on this property in the next 24 months, at an estimated cost of $200,000 if such working capital can be obtained. Such work, when completed, would satisfy our annual expenditure requirement on this tenement.

The exploratory tenement called Regans Ford is located approximately 52 kilometers west north-west of GinGin, Western Australia. This tenement has been leased for two terms of five years each, commencing on January 9, 2005. The annual rent on this tenement is $1,584, and there is an annual expenditure requirement on this tenement as well. Access to and power for mining this tenement would come from Brand Highway which is paved. Portions of this tenement were previously leased by Hakn. Metal Sands presently plans on completing field work and air core drilling on this property in the next three years, at an estimated cost of $400,000 if such working capital can be obtained. Such work, when completed, would satisfy our annual expenditure requirement on this tenement.

10 Exploration License Applications

We currently have filed with the DIR applications for leasing 11 additional exploration tenements in the Scott Coastal Plain region of Western Australia and at Sea Elephant Bay in Tasmania, which are referred to herein as the “exploration license applications.”  We can not currently predict when, if ever, exploration licenses on these tenements may be granted by the DIR.

The tenements for these license applications are all located around Augusta, GinGin or Eneabba, Western Australia and one license application is located at Sea Elephant Bay in Tasmania. Access to these 11 properties is from fully paved roads. Power for future mining operations, if any, on these properties would come from these roads. Portions of seven of these 11 exploration tenements have been leased previously. There is no mining equipment or a plant currently located on any of these exploration tenements. A mine, if any, located on these properties in the future would be an open pit mine. If these exploration licenses are granted, of which there is no assurance, we presently plan on completing field inspection and air core drilling on these tenements over the next six years, at an estimated cost of $2,000,000 if such working capital can be obtained. Such work would satisfy our annual expenditure requirement on these tenements when completed. There are no known mining reserves on these 11 exploration tenements and our planned program for these 11 exploration tenements is exploratory in nature.

We are hopeful, without assurance, of locating evidence of ores containing titanium on these 11 exploration tenements during our exploratory work.

11 Prospecting License Applications

We currently have filed with the DIR applications for leasing 11 prospecting tenements in the Scott Coastal Plain region of Western Australia, which are referred to herein as the “prospecting license applications.” All of these prospecting license applications currently have objections filed against them. We cannot currently predict when, if ever, prospecting licenses may be granted by the DIR on these prospecting tenements.

The prospecting tenements for these license applications are all located within 32 to 36 kilometers north from Augusta, Western Australia. Access to these 11 properties is from Davis Road which is only partially paved. Power for future mining operations, if any, on these properties would come from Davis Road.

We are not aware that any of these 11 prospecting tenements has ever been leased previously. There is no mining equipment or a plant currently located on any of these 11 prospecting tenements. A mine, if any, located on these properties in the future would be an open pit mine.

If these prospecting licenses are granted, of which there is no assurance, we presently plan on completing a field inspection and air core drilling on these 11 prospecting tenements over the next three years at an estimated cost of $100,000, if such working capital can be obtained. Such work would satisfy our annual expenditure requirements on these tenements when completed. There are no known mining reserves on these 11 prospecting tenements and our planned program for these 11 prospecting tenements is exploratory in nature.

We are hopeful, without assurance, of locating evidence of ores containing titanium on these 11 prospecting tenements during our exploratory work.

Legal Proceedings

We have had no legal proceedings during the past fiscal year.

MANAGEMENT

As of March 1, 2006, our directors and executive officers are as follows:

Name	Age	Position

Alan Doyle	51	President, Treasurer, Secretary & Director

Peter Holsworth	61	Director

Alan Doyle - Mr. Doyle is a 1978 Economic Geology graduate and received a post-Graduate diploma in Mineral Economics in 1979 from MacQuarie University, Sydney, Australia. He worked for and held senior positions with several large international resource companies prior to entering the financial services industries in the early 1980s. Mr. Doyle then worked as a mining analyst and in the corporate division for two international stock brokers before setting up his own corporate advisory firm in 1990. In 1990 he formed the investment banking firm of Turnbull Doyle Resources Pty Ltd. of Sydney, Australia, which invested in various international mining projects. In 1996 Mr. Doyle formed Doyle Capital Partners of Sydney, Australia as an investment banking firm. In 2001 Mr. Doyle formed Doyle Capital, Ltd. of Sydney, Australia as an investment banking firm. In 2005, Doyle Capital, Ltd. changed its name to Africa Pacific Capital Limited.  Mr. Doyle has been our President, Chief Executive Officer, Treasurer, Principal Financial Officer, Secretary and a director since July 1995.

Peter Holsworth - Since 1999 Mr. Holsworth has been a director of numerous private companies in Australia. They have been involved in new product development, commodity trading, telecommunications and real estate development. During his business career Mr. Holsworth has owned and managed several businesses both in Australia and overseas. He is a member of the Institute of Chartered Accountants of Australia. Mr. Holsworth has been a director of the Company since June 2000.

Committees; Code Of Ethics

We do not currently have any standing committees. Our Board of Directors serves as our Audit Committee, because we are too small to have an Audit Committee at this time. We do not have an audit committee financial expert because no one on the Board of Directors is so qualified.

We have not adopted a code of ethics for any of our officers, because we have been advised by counsel that any such code of ethics may be materially different than existing state and federal law, and, if so, may subject our officers to personal liability in addition to and different from liability under current state and federal law.

EXECUTIVE COMPENSATION

The following table sets forth for the fiscal years ended December 31, 2004, 2003 and 2002, compensation awarded or paid to our executive officers and directors. Other than as indicated in the table below, no executive officer or director received any annual compensation in the years ended December 31, 2004, 2003 or 2002.

		Annual Compensation				Long-Term Compensation
							Securities		All Other
					Other Annual	Restricted	Underlying		Annual
Name and					Compensation	Stock	Options/SARs	LTIP	Compensation
Principal Position	Year	Salary ($)		Bonus ($)	($)	Awards ($)	(#)	Payouts ($)	($)

Alan Doyle	2004	0	(1)	0	0	0	0	0	0
President, Secretary,	2003	0		0	0	0	0	0	0
Treasurer, Director	2002	0		0	15,000	0	0	0	0

Peter Holsworth	2004	0		0	0	0	0	0	0
Director	2003	0		0	0	0	0	0	0
	2002	0		0	0	0	0	0	0
_____________

(1)
This salary does not include $240,000 per annum due to Doyle Capital, Ltd., an Australian entity now known as Africa Pacific Capital Limited, pursuant to a consulting agreement.  This amount was accrued in 2004, but not paid.  This consulting agreement was terminated on September 30, 2005.  (See “Certain Relationships and Related Transactions,” below.)

The following table sets forth certain information concerning the warrants (with stock appreciation rights) granted during the fiscal year to our chief executive officer and each other executive officer.

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to
	Options/SARs	Employees in	Exercise or Base	Expiration
Name	Granted (#)	Fiscal Year	Price ($/Sh)	Date

Alan Doyle	15,000,000 (1)	100%	$0.04	12/31/2007
______________

(1)
These warrants were issued to Doyle Capital, Ltd., an Australian entity now known as Africa Pacific Capital Limited (“APC”), of which Mr. Doyle is an officer, director and principal shareholder, as compensation for APC’s efforts in completing the Metals Sands acquisition.  These warrants were exercised effective September 30, 2005 in conversion of $600,000 of debt.

The following table sets forth information concerning each exercise of stock options and the value of unexercised options (with stock appreciation rights) at December 31, 2004 for our chief executive officer and each other officer.

			Number of Securities	Value of
			Underlying Unexercised	Unexercised In-the-Money
	Shares Acquired		Options/SARs At FY-End(#)	Options/SARs at FY-End($)
Name	On Exercise (#)	Value Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Alan Doyle	–	–	15,000,000 / 0	$0 / $0 (1)
______________

(1)	Based on a December 30, 2004 trading price of $0.00 per share.

The Company currently has no pension, retirement, annuity, savings or similar benefit plan which provides compensation to its executive officers or directors.

The following table sets forth certain information concerning equity compensation plans approved by our shareholders and not approved by our shareholders at December 31, 2004.

	Number of		Number of
	Shares to be	Weighted	Shares to be
	Issued for	Average Exercise	Issued for Other
Plan Category	Compensation	Price	Compensation

Approved by Shareholders	0	0	0

Not Approved by Shareholders	15,000,000	$0.04	0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 6, 2006 by (i) all those known by us to be the beneficial owners of more than 5% of our common stock, (ii) each of our directors and officers, and (iii) all of our directors and executive officers as a group.

Name of	Amount of	Percent
Beneficial Owner	Beneficial Ownership	of Class

Alan Doyle, President and Director	17,998,001 shares	12.8%

Peter Holsworth, Director	0 shares	0.0%

All officers and directors as a group	17,998,001 shares	12.8%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 25, 2000, Doyle Capital, Ltd., an Australian entity now known as Africa Pacific Capital Limited (“APC”), of which Mr. Alan Doyle, our President, is an officer, director and principal shareholder, acquired 700,000 shares of our common stock and 700,000 warrants exercisable through June 30, 2004 at an exercise price of $0.10 per share. The purchase price of such securities was $0.10 per share. These securities were sold to APC on the same terms as sold to other investors at that time.

On September 25, 2000, an Australian entity of which Mr. Peter Holsworth, one of our directors, is an officer, director and principal shareholder, acquired 500,000 shares of our common stock and 500,000 warrants exercisable through June 30, 2004 at an exercise price of $0.10 per share. The purchase price of such securities was $0.10 per share. These securities were sold to Mr. Holsworth’s company on the same terms as sold to other investors at that time. On September 29, 2000, 2,000,000 warrants, exercisable through June 30, 2004 at an exercise price of $0.10 per share, were issued to Mr. Holsworth’s company as compensation for the services of Mr. Holsworth. We placed no value on these warrants for financial statement purposes since our last sale of common stock had been at $0.10 per share, the same price as the exercise price of these warrants.

On June 27, 2002, APC acquired 400,000 shares of our common stock and 400,0000 warrants exercisable through June 30, 2004 at an exercise price of $0.10 per share. The purchase price of such securities was $0.05 per share. These securities were sold to APC on the same terms as sold to other investors at that time.

On June 27, 2002, Mr. Doyle acquired 1,000,000 shares of our common stock and 1,000,0000 warrants exercisable through June 30, 2004 at an exercise price of $0.10 per share. The purchase price of these securities was $0.05 per share. These securities were sold to Mr. Doyle on the same terms as sold to other investors at that time.

On June 30, 2004, as part of the acquisition of Metals Sands, we converted all of our outstanding warrants to shares of common stock on the basis of six warrants becoming one share of common stock. As part of this warrant conversion, Mr. Doyle received 166,667 shares of our common stock in conversion of 1,000,000 warrants. As part of this warrant conversion, Doyle Resources Capital Pty, Ltd., an Australian entity of which Mr. Doyle is an officer, director and principal shareholder, received 116,667 shares of our common stock in conversion of 700,000 warrants. As part of this warrant conversion, P.S.G. Doyle Capital, Ltd., an Australian entity of which Mr. Doyle is an officer, director and principal shareholder, received 66,667 shares of our common stock in conversion of 400,000 warrants. As part of this warrant conversion the Australian entity of which Mr. Holsworth was an officer, director and principal shareholder, received 416,667 shares of our common stock in conversion of 2,500,000 warrants. These shares of common stock were issued to Mr. Doyle, Mr. Holsworth and their affiliates on the same terms as issued to other warrant holders at that time.

Effective September 30, 2005, we terminated the management agreement with APC. In connection with the termination, APC exercised 15,000,000 warrants to purchase our common stock in exchange for the forgiveness of all outstanding debt owed to APC. As of September 30, 2005, the Company owed APC $600,000.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders. A description of each selling shareholder’s relationship to the Company and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Shareholder	Shares Beneficially Owned Before the Offering	Shares to be Sold in the Offering	Shares Beneficially Owned After the Offering	Percentage of Outstanding Shares Beneficially Owned After the Offering(1)

Adrian Griffin	3,372,621	3,372,621	0	0%
Recharge Pty Limited	6,800,000	6,800,000	0	0%
Pierce Maxis Limited	7,000,000	7,000,000	0	0%
Apollinax, Inc.	7,168,000	7,168,000	0	0%
Nathan McMahon	3,641,980	3,641,980	0	0%
Alan Doyle	17,998,001	15,400,001	2,598,000	2%
Kellaway Pty Ltd.	2,400,000	2,400,000	0	0%
Jelk Organization	2,066,667	2,066,667	0	0%
Jeffery Hogan	1,500,000	1,500,000	0	0%
Richmond Resources	1,398,000	1,398,000	0	0%
Banyan Properties, Inc.	8,780,000	8,780,000	0	0%
Rojex Mining Services Pty Ltd. ATF	1,200,000	1,200,000	0	0%
Neil Bowie Family Trust	1,140,000	1,140,000	0	0%
Josephine Norman	106,667	106,667	0	0%
Lloyd Townley	1,100,000	1,100,000	0	0%
Gamma Corporation Pty Ltd.	1,100,000	1,100,000	0	0%
Hubbard Churcher TR Management	3,000,000	3,000,000	0	0%
Royex Investments Pty Limited	1,000,000	1,000,000	0	0%
Synergie Communications	758,334	758,334	0	0%
ARJ Family Pty Ltd.	1,778,718	1,778,718	0	0%
Gary Powell	660,000	660,000	0	0%
Carmichael Capital Markets Pty Ltd.	657,800	657,800	0	0%
Hope Investments Pty Ltd.	600,000	600,000	0	0%
Geoffrey Jones	600,000	600,000	0	0%
Kyeema Pty Ltd.	600,000	600,000	0	0%
Silvertree Nominees Pty Ltd.	600,000	600,000	0	0%
James Kyle ATF Kyle Family	600,000	600,000	0	0%
Rocant Pty Ltd.	540,000	540,000	0	0%
Edward Charles Fitcheri	500,000	500,000	0	0%
Piaster Pty Limited	500,000	500,000	0	0%
Michael Milward	500,000	500,000	0	0%
Merkin Pastoral Holdings Pty	500,000	500,000	0	0%
Kembellan Pty Ltd.	500,000	500,000	0	0%
Bowie Family Fund	500,000	500,000	0	0%

Selling Shareholder	Shares Beneficially Owned Before the Offering	Shares to be Sold in the Offering	Shares Beneficially Owned After the Offering	Percentage of Outstanding Shares Beneficially Owned After the Offering(1)

Anthony Woodward	500,000	500,000	0	0%
Matthew Sharratt	500,000	500,000	0	0%
Stephen Moss	500,000	500,000	0	0%
Perth Select Seafoods Pty Ltd.	480,000	480,000	0	0%
Carol McGrath	440,000	440,000	0	0%
Trevor Colin & Kerry-Lynn Hamley	440,000	440,000	0	0%
M. Neilsen & A.T. Trollep	300,000	300,000	0	0%
Richard Ockenden	300,000	300,000	0	0%
Mark Lewis	300,000	300,000	0	0%
Clive Jones	300,000	300,000	0	0%
Stephen Paul Formosa	250,000	250,000	0	0%
Lawrence Lardener	250,000	250,000	0	0%
Port Investment Group Pty Ltd.	250,000	250,000	0	0%
Myra Zabow	250,000	250,000	0	0%
McLean Super Fund	250,000	250,000	0	0%
I. E. Reichert	250,000	250,000	0	0%
Thomas Hussey	250,000	250,000	0	0%
Bruce Uren	250,000	250,000	0	0%
Jacqueline Taylor	250,000	250,000	0	0%
Ronald Hill & Paul Strathdee	250,000	250,000	0	0%
David Reginald & Jennifer Gail	240,000	240,000	0	0%
Joseph Cunningham	240,000	240,000	0	0%
Geoffrey James & Joyce Lillian Cox	240,000	240,000	0	0%
Nature Trails SARL	233,334	233,334	0	0%
Fronden Pty Ltd.	208,334	208,334	0	0%
Stephen Liu	708,334	708,334	0	0%
Paul Tee	200,000	200,000	0	0%
Doyle Resources	166,667	166,667	0	0%
Ross Hannon	166,667	166,667	0	0%
Derrick Zabow	160,133	160,133	0	0%
Colin Jury	296,000	296,000	0	0%
Mercator Metals Pty Ltd.	122,191	122,191	0	0%
Maria Wilson	120,000	120,000	0	0%
Rygold Nominees Pty Ltd.	120,000	120,000	0	0%

Selling Shareholder	Shares Beneficially Owned Before the Offering	Shares to be Sold in the Offering	Shares Beneficially Owned After the Offering	Percentage of Outstanding Shares Beneficially Owned After the Offering(1)

Caldwell Associates Ltd.	58,334	58,334	0	0%
Woonda Nominees Pty Ltd.	241,667	241,667	0	0%
Bodie Investments	25,000	25,000	0	0%
Vivienne Freeman	25,000	25,000	0	0%
Blume Law Firm	16,667	16,667	0	0%
New Concept Marketing	16,667	16,667	0	0%
Megan Griffin	110	110	0	0%
Stephanie Glase	800,000	800,000	0	0%
Preferential Capital	1,600,000	1,600,000	0	0%
Fairsun Holdings	800,000	800,000	0	0%
Pavco Holdings	925,000	925,000	0	0%
Merit House	400,000	400,000	0	0%
Binyah Construction	750,000	750,000	0	0%
Julie Whitby	300,000	300,000	0	0%
International Mining Holdings	2,300,000	2,300,000	0	0%
Gary Blume	400,000	400,000	0	0%
Derek Satterthwaite	2,000,000	2,000,000	0	0%
Claude Jelk	1,500,000	1,500,000	0	0%
Bollard’s Trust	400,000	400,000	0	0%
Elsinore Nominees Pty Ltd.	3,922,621	3,922,621	0	0%
Alex Jones	80,000	80,000	0	0%
Joy Hall	400,000	400,000	0	0%
Luke Jones	80,000	80,000	0	0%
Matt Jones	80,000	80,000	0	0%
Colin Jowell	77,000	77,000	0	0%
Brunswick Investments Limited	4,000,000	4,000,000	0	0%
Forresters Nominee Company	2,000,000	2,000,000	0	0%
Claronga Pty Ltd.	1,000,000	1,000,000	0	0%
PSG Doyle Capital	66,667	66,667	0	0%
______________

(1)
Applicable percentage of ownership is based on 140,295,806 shares of common stock outstanding as of March 6, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and insider trading regulations - percentage computation is for form purposes only.

PLAN OF DISTRIBUTION

The selling shareholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:
  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately-negotiated transactions;
  short sales that are not violations of the laws and regulations of any state or the United States;
  broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
  through the writing of options on the shares;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.
The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The selling shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling shareholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel, but excluding brokerage commissions or underwriter discounts.

The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling shareholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person. In the event that the selling shareholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling shareholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sales, the selling shareholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling shareholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If the selling shareholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling shareholders and the broker-dealer.

Penny Stock

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:
  that a broker or dealer approve a person’s account for transactions in penny stocks; and
  the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person; and
  make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.
The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:
  sets forth the basis on which the broker or dealer made the suitability determination; and
  that the broker or dealer received a signed, written agreement from the investor prior to the transaction.
Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the 112,855,181 shares in this offering, or the 9,000,000 shares of our common stock which may be issued upon exercise of the Warrants.  We will, however, receive up to $360,000 US if all 9,000,000 Warrants are exercised by their holders.

DESCRIPTION OF CAPITAL STOCK AND RELATED STOCKHOLDER MATTERS

Common Stock

During 2004 our authorized capital stock consisted of 100,000,000 shares of common stock, par value $0.001 per share. On March 28, 2005, a majority of our shareholders approved an increase in our authorized capital to 300,000,000 shares of common stock, par value $0.001 per share. As of March 6, 2006, there were 140,295,806 shares of common stock issued and outstanding.

Holders of common stock are entitled to one vote for each share held by them of record on the books of the Company on each matter to be acted upon by our stockholders. The holders of common stock have no preemptive or conversion rights, or the right to cumulate votes for the election of directors, and are not subject to any liability for further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock.  All shares of common stock issued and outstanding are entitled to receive such dividends, if any, as may be declared by our Board of Directors, in their discretion, out of funds legally available for that purpose, and to participate pro rata in any distribution of our assets upon liquidation, dissolution or winding up.  In the event of our liquidation or dissolution, all assets available for distribution after satisfaction of all debts and other liabilities are distributable among the holders of our common stock.

Warrants

There are currently 9,000,000 warrants outstanding (the “Warrants”).  The Warrants have an exercise price of $0.04 per share and an expiration date of December 31, 2006.

Dividends

Declaration of dividends on our common stock is subject to the discretion of the Board of Directors and will depend upon a number of factors, including our future earnings, capital requirements, and financial condition. We have not declared dividends on our common stock in the past and the management currently anticipates that retained earnings, if any, in the future will be applied to our expansion and development rather than the payment of dividends.

Voting Requirements

The Articles of Incorporation require the approval of the holders of a majority of our voting securities for the election of directors and for certain fundamental corporate actions, such as certain mergers and sales of substantial assets, or for an amendment to the Articles of Incorporation.

There exists no provision in the Articles of Incorporation or Bylaws that would delay, defer or prevent a change in control.

Transfer Agent

The transfer agent and registrar for the Company’s common stock is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona 85251. Its telephone number is 480-481-3940.

Shares Eligible for Future Sale

As of March 6, 2006, we had 140,295,806 shares of common stock outstanding. Of the 140,295,806 shares of common stock outstanding, 17,998,001 shares are beneficially held by an “affiliate” and 15,400,001 share are being sold in this offering by the affiliate.

All shares of common stock registered pursuant to this Registration Statement (112,855,181 shares) will be freely transferable without restriction or registration under the Securities Act, except to the extent purchased or owned by “affiliates” as defined for purposes of the Securities Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned “restricted” securities for at least one year, including persons who may be deemed to be “affiliates,” may sell publicly without registration under the Securities Act, within any three-month period, assuming compliance with other provisions of the Rule, a number of shares that do not exceed the greater of (i) one percent of the common stock then outstanding or, (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale is trading on a national exchange. A person who is not deemed an “affiliate” and who has beneficially owned shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume and other limitations described above.  The Company presently estimates 24,842,625 Company shares may be sold without restriction.

Prior to this registration, the common stock has traded on the “pink sheets” under the symbol ASWT.PK. No prediction can be made of the effect, if any, of future public sales of “restricted” shares or the availability of “restricted” shares for sale in the public market at the market price prevailing from time to time. Nevertheless, sales of substantial amounts of our “restricted”shares in any public market that may develop could adversely affect prevailing market prices.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have agreed to indemnify all of our officers, directors and controlling persons against all liabilities from the sale of securities which might arise under the Act other than as stated under Delaware law. Insofar as indemnification for liabilities arising under the Act may be permitted to such persons pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

On December 3, 2002, our Board of Directors approved the resignation of Ashworth, Mitchell Brazelton, PLLC (“AMB”) as our certifying accountant. On September 17, 2003, our Board of Directors approved the engagement of Shelley International CPA (“Shelley”) as our certifying accountant.

AMB had been our certifying accountant for the fiscal years ending December 31, 1999, 2000 and 2001. During such three-year period, AMB’s reports on our financial statements contained no adverse opinion or disclaimer of opinion, nor were their reports modified as to uncertainty, audit scope, or accounting principles, except for a fourth explanatory paragraph regarding our “ability to continue as a going concern.” We had no disagreements with AMB during such three-year period and any subsequent interim period preceding the date of dismissal on December 3, 2002 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of AMB, would have caused AMB to make reference to the subject matter of the disagreements in connection with their reports.

We made the contents of our May 3, 2004 Form 8-K filing with the SEC available to AMB and requested AMB to furnish a letter to the SEC as to whether they agreed or disagreed with, or wished to clarify our expression of their views. A copy of AMB’s letter to the SEC was included as an exhibit to that filing.

We did not consult with Shelley prior to their engagement regarding the application of any accounting principles or any type of audit opinion that might be rendered by them. We made the contents of our Form 8-K filing available to Shelley and requested Shelley to furnish a letter to the Securities and Exchange Commission as to whether they agreed or disagreed with, or wished to clarify our expression of their views.

On March 28, 2005, our Board of Directors approved the dismissal of Shelley as our certifying accountant and approved the engagement of Semple & Cooper, LLP (AS&C@) as our certifying accountant.

Shelley had been our certifying accountant for the fiscal years ending December 31, 2001 and 2002. During the such two-year period Shelley=s report on our financial statements contained no adverse opinion or disclaimer of opinion, nor was modified as to uncertainty, audit scope, or accounting principles, except for a fourth explanatory paragraph regarding our ability “to continue as a going concern.” We had no disagreements with Shelley during such two-year period and any subsequent interim periods preceding the date of dismissal on March 28, 2005 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Shelley, would have caused them to make reference to the subject matter of the disagreements in connection with their reports.

We did not consult with S&C prior to their engagement regarding the application of any accounting principles or any type of audit opinion that might be rendered by them.

We made the contents of our Form 8-K filing available to Shelley and requested Shelley to furnish a letter to the Securities and Exchange Commission as to whether they agreed or disagreed with, or wished to clarify our expression of their views. A copy of Shelley’s letter to the SEC was included as an exhibit to Amendment No. 1 to such Form 8-K filing.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 2004 and December 30, 2003 have been audited by Semple & Cooper, LLP and Shelly International CPA. The reports of Semple & Cooper, LLP and Shelley International CPA are included in this prospectus in reliance upon the authority of these firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares offered herein will be opined on for us by Michael K. Hair, P.C.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

AMERICAN SOUTHWEST HOLDINGS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AMERICAN SOUTHWEST HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2005

AMERICAN SOUTHWEST HOLDINGS, INC. AND SUBSIDIARY
(An Exploration Stage Company)
Condensed Consolidated Balance Sheets

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Cash & cash equivalents	$208,682	$205,493
Accounts Receivable	22	3,065
Total current assets	208,704	208,558
Property and equipment, net	3,248	4,202
Mining rights	33,100	33,100
Total assets	$245,052	$245,860

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued liabilities	$101,718	$147,937
Due to related parties	–	334,714
Loans payable to related parties	–	41,495
Total current liabilities	101,718	524,146

Common stock
$.001 par value, 100,000,000 shares authorized,
and 119,689,806 and 82,150,806 shares issued and
outstanding as of September 30, 2005 and
December 31, 2004, respectively	119,690	82,151
Paid in capital	14,736,442	13,234,217
Common stock subscribed	–	67,095
Deficit accumulated during development stage	(14,716,039)	(13,655,871)
Foreign currency translation adjustment	3,241	(5,878)
Total shareholders’ equity	143,334	(278,286)
Total liabilities and shareholders’ equity	$245,052	$245,860

The accompanying notes are an integral part of the condensed consolidated financial statements.

AMERICAN SOUTHWEST HOLDINGS, INC. AND SUBSIDIARY
(An Exploration Stage Company)
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
					Cumulative
	Three months ended		Nine months ended		since
	September 30,		September 30,		inception,
	2005	2004	2005	2004	10/20/1989

Revenue misc. (including interest)	$–	$–	$–	$–	$83,938

Other general & administrative costs	205,739	70,965	831,515	145,476	6,130,017
Depreciation	272	–	954	–	62,469
Organizational costs	–	–	–	–	120,000
Write off of Hiab project	–	–	–	–	7,697,615
Exploration expenses	12,518	–	218,628	–	428,643
Acquisition fee – related party	–	–	–	–	300,000
Costs for acquisition of mining rights	–	–	–	–	61,275

General & administrative costs	218,529	70,965	1,051,097	145,476	14,800,019

Operating loss	(218,529)	(70,965)	(1,051,097)	(145,476)	(14,716,081)

Other income:
Foreign currency loss	(950)	–	(9,071)	–	42

Loss before income taxes	(219,479)	(70,965)	(1,060,168)	(145,476)	(14,716,039)

Provision for income taxes	–	–	–	–	–

Net loss	$(219,479)	$(70,965)	$(1,060,168)	$(145,476)	$(14,716,039)

Foreign currency translation adjustment	543	–	9,119	–	3,241

Comprehensive loss	$(218,936)	$(70,965)	$(1,051,049)	$(145,476)	$(14,712,798)

Net loss per share - basic & diluted	$–	$–	$(0.01)	$–

Weighted average shares outstanding	93,333,208	38,550,806	88,683,132	34,209,240

The accompanying notes are an integral part of the condensed consolidated financial statements.

AMERICAN SOUTHWEST HOLDINGS, INC. AND SUBSIDIARY
(An Exploration Stage Company)
Condensed Consolidated Statements of Cash Flows
(unaudited)
			Cumulative
			since
	Nine months ended September 30,		inception,
	2005	2004	10/20/1989
Cash flows from operating activities:
Reconciliation of net loss to net cash
used by operating activities:
Net loss:	$(1,060,168)	$(145,476)	$(14,716,039)

Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation	954	–	1,004
Stock and warrants issued in exchange for services	–	16,899	707,867
Stock issued for cancellation of warrants	–	–	38,063

Changes in Operating Assets and Liabilities:
Accounts receivable	3,043	–	3,222
Accounts payable and accrued liabilities	235,973	37,919	379,240
Due to related parties	223,791	38,020	540,667
Net cash used by operating activities	(596,407)	(52,638)	(13,045,976)

Cash flows from investing activities:
Purchase of property and equipment	–	–	(172)
Costs related to acquisition of Metal Sands Limited	–	–	(24,038)
Cash received from acquisition of Metal Sands Limited	–	–	169,601
Amounts lent to Metal Sands Limited prior to acquisition	–	(69,557)	(117,437)
Net cash (used) provided by investing activities	–	(69,557)	27,954

Cash flows from financing activities:
Sale of stock and warrants	590,477	117,915	13,157,051
Net borrowings from related parties	–	–	4,515
Stock issue costs	–	–	(5,198)
Stock subscription deposits	–	–	67,095
Net cash provided by financing activities	590,477	117,915	13,223,463
Effect of exchange rate on cash	9,119	–	3,241
Net increase (decrease) in cash and cash equivalents	3,189	(4,280)	208,682
Cash and cash equivalents at beginning of period	205,493	4,579	–
Cash and cash equivalents at end of period	$208,682	$299	$208,682

The accompanying notes are an integral part of the condensed consolidated financial statements.

AMERICAN SOUTHWEST HOLDINGS, INC. AND SUBSIDIARY
(An Exploration Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies and Use of Estimates:

Presentation of Interim Information:

The condensed consolidated financial statements included herein have been prepared by American Southwest Holdings, Inc. (“we”, “us”, “our” or “Company”) without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) and should be read in conjunction with our Annual Report on Form 10-KSB for the year ended December 31, 2004, as filed with the SEC under the Securities and Exchange Act of 1934. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, as permitted by the SEC, although we believe the disclosures are adequate to make the information presented not misleading. Further, the condensed consolidated financial statements reflect, in the opinion of management, all normal recurring adjustments necessary to present fairly our financial position at September 30, 2005, and the results of our operations and cash flows for the periods presented. The December 31, 2004, consolidated balance sheet data was derived from audited consolidated financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

Interim results are subject to significant seasonal variations and the results of operations for the three and nine months ended September 30, 2005, are not necessarily indicative of the results to be expected for the full year.

Nature of Corporation:

American Southwest Holdings, Inc. (formerly Namibian Copper Mines, Inc.) is a mineral development company. It has previously investigated and initially invested in the Hiab Copper Project. The fund raising for this project was unsuccessful and all initial investment was lost and written off. Currently, the Company is investigating projects in Australia. In accordance with SFAS 7 the Company is considered an exploration stage company.

The Company was incorporated in the state of Delaware on October 20, 1989, under the name of Cordon Corporation and subsequently changed its name to Ameriserv Financial Corporation (Ameriserv). On April 19, 1994, bankruptcy proceedings for Ameriserv finalized in the US Bankruptcy Court, Northern District of Texas. Under the terms of the bankruptcy, the Company was forced to liquidate all of its assets. The proceeds were then distributed among the creditors, thereby satisfying all of the Company’s outstanding debts. The Company halted operations and ceased to do business at the conclusion of the bankruptcy proceedings. The Company utilized fresh-start accounting in its reorganization effective July 28, 1995.

On July 28, 1995, the name was changed to Namibian Copper Mines, Inc. and the Company invested in the feasibility study of the Hiab Copper Project Namibia. Funds were raised through private placement and the Company earned an interest in this project. As a result of falling copper prices, the project became marginal and the Company made the decision to withdraw from the project.

On June 9, 2000, the name was changed to American Southwest Holdings, Inc.

AMERICAN SOUTHWEST HOLDINGS, INC. AND SUBSIDIARY
(An Exploration Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

1.	Summary of Significant Accounting Policies and Use of Estimates (continued):

During the year ended December 31, 2004, the Company acquired Metal Sands Limited (“MSL”). MSL is a mineral sands development company incorporated in Australia, with mineral sands tenements held in South West of Western Australia. MSL was incorporated in Australia on September, 8, 2000, as Rainbow Nominees Pty Ltd. MSL changed its name to Metal Sands Pty Limited on May 28, 2001, and to Metal Sands Pty Ltd on May 12, 2002. On June 21, 2002, MSL converted to an Australian public liability company, Metal Sands Limited. Metal Sands Limited had minimal operations from December 15, 2004, the date of acquisition, through December 31, 2004.

2.	Financial Condition and Ability to Continue as a Going Concern:

The Company has had no revenues from operations since inception and has a deficit from expenditures since inception to September 30, 2005, in the amount of $14,716,039. The Company has relied to date, and will continue to rely on its ability to raise equity to fund working capital requirements and fund exploration expenditures. Management will continue to control expenditures in line with its ability to raise equity working capital.

The ability of the Company to obtain financing and adequately manage its expenses, and thus maintain solvency, is dependent on equity market conditions, the ability to find a joint venture partner, the market for precious metals, and the willingness of other parties to lend the Company money. While the Company has been successful at certain of these efforts in the past, there can be no assurance that current efforts will be successful. These financial statements do not reflect the outcome of these uncertainties.

3.	Other Events:

Effective September 30, 2005, the Company has terminated its management agreement with Doyle Capital, Ltd, now known as Africa Pacific Capital Limited (“APC”). In connection with the termination, APC has exercised 15,000,000 warrants to purchase the Company’s common stock in exchange for the forgiveness of all outstanding debt owed to APC, or $600,000.

4.	Stockholders’ Equity:

Common Stock:

During the nine months ended September 30, 2005, the Company issued shares of its common stock as follows:

•	2,630,000 shares in connection with common stock subscriptions issued in the prior year in the amount of $67,095.
•	13,084,000 shares for cash in the amount of $611,090 and through the exercise of 4,000,000 common stock warrants.
•	6,825,000 shares valued at $282,192 in payment of debt to various non-related parties.
•	15,000,000 shares valued at $600,000 in payment of debt to APC and through the exercise of 15,000,000 common stock warrants.

AMERICAN SOUTHWEST HOLDINGS, INC. AND SUBSIDIARY
(An Exploration Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

4.	Stockholders’ Equity (continued):

During the nine months ended September 30, 2005, the Company realized costs in the amount of $20,613 in connection with its equity activity.

During the nine months ended September 30, 2004, the Company issued 7,250,000 shares of its common stock for cash in the amount of $117,915.

5.	Statements of Cash Flows:

During the nine months ended September 30, 2005, the Company paid no income taxes and neither received nor paid any interest.

Disclosure of non-cash activities:

The Company recognized operating, investing and financing activities that affected assets, liabilities, and equity, but did not result in cash receipts or payments. These non-cash activities are as follows:

During the nine months ended September 30, 2005, the Company issued 6,825,000 shares of its common stock, valued at $282,192, in payment of debt to various non-related parties.

During the nine months ended September 30, 2005, the Company issued 15,000,000 shares of its common stock, valued at $600,000, in payment of debt to APC.

AMERICAN SOUTHWEST HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2004 AND 2003

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheet of American Southwest Holdings, Inc. as of December 31, 2004, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended and the cumulative period from inception (October 20, 1989) through December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2004, and the results of its operations and its cash flows for the year then ended and the cumulative period from inception (October 20, 1989) through December 31, 2004, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the exploration stage, has incurred losses from operations, and requires additional funds for further exploratory activity prior to attaining a revenue generating status. In addition, the Company may not find sufficient ore reserves to be commercially mined. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

As discussed in Note 11 to the consolidated financial statements, the financial statements have been restated in relation to the correction of the application of an accounting principle.

/s/ Semple & Cooper, LLP
Phoenix, Arizona
June 2, 2005, except as to Note 11, as to which the date is November 1, 2005

Report of Independent Certified Public Accountant

To the Board of Directors and Audit Committee
American Southwest Holdings Inc.

I have audited the accompanying balance sheet of American Southwest Holdings Inc., (formerly Namibian Copper Mines, Inc.) (a Development Stage Company) as of December 31, 2003, and 2002 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years 2003, 2002 and 2001 and the period from October 10, 1989 (inception) to December 31, 2003. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, financial position of American Southwest Holdings, Inc. as of December 31, 2003, and 2002 and the related statements of operations, stockholders’ equity, and cash flows for the years 2003, 2002 and 2001 and the period from October 10, 1989 (inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in the notes to the financial statements, the Company has no established source of revenue and no operations. This raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

/s/ Shelley International CPA
January 25, 2004
Mesa Arizona

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Consolidated Balance Sheets

	December 31,
	2004	2003
ASSETS
Cash & cash equivalents	$205,493	$4,579
Receivables	3,065	—
Total current assets	208,558	4,579
Property and equipment, net	4,202	—
Mining rights	33,100	—
Total assets	$245,860	$4,579

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$147,937	$122,581
Due to related parties	334,714	—
Loans payable to related parties	41,495	36,980
Total current liabilities	524,146	159,561

Common stock
$.001 par value, 100,000,000 shares authorized, 82,150,806 and 28,163,950 shares issued and outstanding at December 31, 2004 and 2003, respectively	82,151	28,164
Paid in capital	13,234,217	12,464,174
Common stock subscribed	67,095	—
Deficit accumulated during development stage	(13,655,871)	(12,647,320)
Foreign currency translation adjustment (Note 1)	(5,878)	—
Total shareholders’ deficit	(278,286)	(154,982)
Total liabilities and shareholders’ equity	$245,860	$4,579

The accompanying notes are an integral part of the financial statements.

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Statements of Operations and Comprehensive Loss

			Cumulative
	For the year ended December 31,		During Development
	2004	2003	Stage

Revenue misc. (including interest)	$—	$—	$83,938

Other general & administrative costs	446,324	137,386	5,298,502
Depreciation	50	—	61,515
Organizational costs	—	—	120,000
Write off of Hiab project	—	—	7,697,615
Exploration expenses	210,015	—	210,015
Acquisition fee - related party	300,000	—	300,000
Costs for acquisition of mining rights	61,275	—	61,275

General & administrative costs	1,017,664	137,386	13,748,922

Operating loss	(1,017,664)	(137,386)	(13,664,984)

Other income:
Foreign currency gain	9,113	—	9,113

Loss before income taxes	(1,008,551)	(137,386)	(13,655,871)

Provision for income taxes	—	—	—

Net loss	$(1,008,551)	$(137,386)	$(13,655,871)

Foreign currency translation adjustment	(5,878)	—	(5,878)

Comprehensive loss	$(1,014,429)	$(137,386)	$(13,661,749)

Net loss per share - basic & diluted	$(0.03)	$(0.01)

Weighted average shares outstanding	37,585,590	23,513,950

The accompanying notes are an integral part of the financial statements.

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Consolidated Statements of Stockholders’ (Deficit)

						Accumulated
						Other
	Common Stock		Paid in	Stock	Accumulated	Comprehensive	Total
	Shares	Amount	Capital	Subscribed	Deficit	Income	Equity

Balance, July 28, 1995	30,367	$30	$—	$—	$—	$—	$30

Shares issued for services	2,000,000	2,000	74,202	—	—	—	76,202
Shares issued for cash	2,967,493	2,967	441,747	—	—	—	444,714
Shares subscribed, 145,000 shares at $3.50 per share	—	—	—	507,500	—	—	507,500
Net (Loss)	—	—	—	—	(879,868)	—	(879,868)
Balance, December 31, 1995	4,997,860	4,997	515,949	507,500	(879,868)	—	148,578

Issuance of subscribed shares	145,000	145	507,355	(507,500)	—	—	—
Shares issued for cash, $3.50 per share	604,900	605	2,116,545	—	—	—	2,117,150
Shares issued for cash, $5.00 per share	490,200	491	2,450,509	—	—	—	2,451,000
Shares subscribed, 85,000 shares at $3.50 per share	—	—	—	297,500	—	—	297,500
Shares issued for mining properties, 1,000,000 shares at $3.50 per share	—	—	—	3,500,000	—	—	3,500,000
Net (Loss)	—	—	—	—	(2,327,161)	—	(2,327,161)
Balance, December 31, 1996	6,237,960	6,238	5,590,358	3,797,500	(3,207,029)	—	6,187,067

Issuance of subscribed shares	1,085,000	1,085	3,796,415	(3,797,500)	—	—	—
Shares issued for cash, $2.50 per share	370,000	370	924,630	—	—	—	925,000
Shares issued for services, $0.93 per share	498,000	498	463,182	—	—	—	463,680
Net (Loss)	—	—	—	—	(6,391,554)	—	(6,391,554)
Balance, December 31, 1997	8,190,960	8,191	10,774,585	—	(9,598,583)	—	1,184,193

The accompanying notes are an integral part of the financial statements.

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Consolidated Statements of Stockholders’ (Deficit)
(Continued)

						Accumulated
						Other
	Common Stock		Paid in	Stock	Accumulated	Comprehensive	Total
	Shares	Amount	Capital	Subscribed	Deficit	Income	Equity

Issuance of shares for conversion of debt at $0.44 per share	1,072,990	1,073	468,897	—	—	—	469,970
Net (Loss)	—	—	—	—	(1,700,877)	—	(1,700,877)
Balance, December 31, 1998	9,263,950	9,264	11,243,482	—	(11,299,460)	—	(46,714)

Shares issued for cash, $0.02 per share	900,000	900	17,100	—	—	—	18,000
Shares issued for services, $0.02 per share	100,000	100	1,900	—	—	—	2,000
Shares issued for cash, $0.10 per share	680,000	680	67,320	—	—	—	68,000
Net (Loss)	—	—	—	—	(146,604)	—	(146,604)
Balance, December 31, 1999	10,943,950	10,944	11,329,802	—	(11,446,064)	—	(105,318)

Shares issued for services, 900,000 shares at $0.10 per share	900,000	900	89,100	—	—	—	90,000
Shares issued for cash with warrants attached at $0.09 per share	2,400,000	2,400	213,600	—	—	—	216,000
Warrants	—	—	24,000	—	—	—	24,000
Shares issued for services, 1,500,000 shares at $0.15 per share	1,500,000	1,500	223,500	—	—	—	225,000
Shares issued for cash with warrants attached, 1,600,000 shares at $0.09 per share	1,600,000	1,600	142,400	—	—	—	144,000
Warrants	—	—	16,000	—	—	—	16,000
Shares issued for cash, 1,520,000 shares at $0.10 per share	1,520,000	1,520	150,480	—	—	—	152,000
Warrants issued for services rendered, 5,750,000 warrants with value of $0.01 per warrant	—	—	57,500	—	—	—	57,500
Net (Loss)	—	—	—	—	(945,964)	—	(945,964)
Balance, December 31, 2000	18,863,950	18,864	12,246,382	—	(12,392,028)	—	(126,782)

The accompanying notes are an integral part of the financial statements.

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Consolidated Statements of Stockholders’ (Deficit)
(Continued)

						Accumulated
						Other
	Common Stock		Paid in	Stock	Accumulated	Comprehensive	Total
	Shares	Amount	Capital	Subscribed	Deficit	Income	Equity

Net (Loss)	—	—	—	—	(60,608)	—	(60,608)
Balance, December 31, 2001	18,863,950	18,864	12,246,382	—	(12,452,636)	—	(187,390)

Shares issued for cash. 400,000 shares at $0.04 per share	400,000	400	15,600	—	—	—	16,000
Warrants issued with stock, 400,000 warrants at $0.01 per warrant	—	—	4,000	—	—	—	4,000
Shares issued for debt at $0.04 per share	2,900,000	2,900	113,100	—	—	—	116,000
29,000 warrants issued at $0.01 per warrant	—	—	29,000	—	—	—	29,000
Net (Loss)	—	—	—	—	(57,298)	—	(57,298)
Balance, December 31, 2002	22,163,950	22,164	12,408,082	—	(12,509,934)	—	(79,688)

Shares issued for services at $0.01 per share	6,000,000	6,000	56,092	—	—	—	62,092
Net (Loss)	—	—	—	—	(137,386)	—	(137,386)
Balance, December 31, 2003	28,163,950	28,164	12,464,174	—	(12,647,320)	—	(154,982)

Shares and warrants issued for cash, net of costs of $7,168	15,750,000	15,750	397,880	—	—	—	413,630
Shares issued for services	961,851	962	18,275	—	—	—	19,237
Issuance of stock for cancellation of warrants	2,175,005	2,175	35,888	—	—	—	38,063
Shares issued for debt at $0.01 per share	2,000,000	2,000	18,000	—	—	—	20,000
Shares issued in connection with acquisition of Metal Sands Limited	33,100,000	33,100	—	—	—	—	33,100
Warrants issued to related party for facilitation of acquisition	—	—	300,000	—	—	—	300,000
Common stock subscribed	—	—	—	67,095	—	—	67,095
Currency translation	—	—	—	—	—	(5,878)	(5,878)
Net (Loss)	—	—	—	—	(1,008,551)	—	(1,008,551)
Balance, December 31, 2004	82,150,806	$82,151	$13,234,217	$67,095	$(13,655,871)	$(5,878)	$(278,286)

The accompanying notes are an integral part of the financial statements.

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Consolidated Statements of Cash Flows
			Cumulative since
	For the year ended December 31,		inception,
	2004	2003	10/20/1989
Cash flows from operating activities:
Reconciliation of net loss to net cash used by operating activities:
Net loss:	$(1,008,551)	$(137,386)	$(13,655,871)

Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	50	—	50
Stock and warrants issued in exchange for services	361,275	62,092	707,867
Stock issued for cancellation of warrants	38,063	—	38,063

Changes in Operating Assets and Liabilities:
Accounts receivable	179	—	179
Accounts payable and accrued liabilities	(16,294)	42,893	143,267
Due to related parties	316,876	—	316,876
Net cash used by operating activities	(308,402)	(32,401)	(12,449,569)

Cash flows from investing activities:
Purchase of property and equipment	(172)	—	(172)
Costs related to acquisition of Metal Sands Limited	(24,038)	—	(24,038)
Cash received from acquisition of Metal Sands	169,601	—	169,601
Amounts lent to Metal Sands prior to acquisition	(117,437)	—	(117,437)
Net cash provided (used) in investing activities	27,954	—	27,954

Cash flows from financing activities:
Sale of stock and warrants	420,828	—	12,566,574
Net borrowings from related parties	4,515	36,980	4,515
Stock issue costs	(5,198)	—	(5,198)
Stock subscription deposits	67,095	—	67,095
Net cash provided by financing activities	487,240	36,980	12,632,986
Effect of exchange rate on cash	(5,878)	—	(5,878)
Net increase in cash	200,914	4,579	205,493
Cash and cash equivalents at beginning of period	4,579	—	—
Cash and cash equivalents at end of period	$205,493	$4,579	$205,493

The accompanying notes are an integral part of the financial statements.

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies and Use of Estimates:

Nature of the Corporation:

American Southwest Holdings, Inc. (formerly Namibian Copper Mines, Inc.) is a mineral development company. It has previously investigated and initially invested in the Hiab Copper Project. The fund raising for this project was unsuccessful and all initial investment was lost and written off. Currently, the Company is investigating projects in Australia. In accordance with SFAS 7 the Company is considered an exploration stage company.

The Company was incorporated in the state of Delaware on October 20, 1989, under the name of Cordon Corporation and subsequently changed its name to Ameriserv Financial Corporation (Ameriserv). On April 19, 1994, bankruptcy proceedings for Ameriserv finalized in the US Bankruptcy Court, Northern District of Texas.  Under the terms of the bankruptcy, the Company was forced to liquidate all of its assets.  The proceeds were then distributed among the creditors, thereby satisfying all of the Company’s outstanding debts.  The Company halted operations and ceased to do business at the conclusion of the bankruptcy proceedings.  The Company utilized fresh-start accounting in its reorganization effective July 28, 1995.

On July 28, 1995 the name was changed to Namibian Copper Mines, Inc. and the Company invested in the feasibility study of the Haib Copper Project Namibia. Funds were raised through private placement and the Company earned an interest in this project. As a result of falling copper prices, the project became marginal and the Company made the decision to withdraw from the project.

On June 9, 2000 the name was changed to American Southwest Holdings, Inc.

During the year ended December 31, 2004, the Company acquired Metal Sands Limited (“MSL”) (See Note 8). MSL is a mineral sands development company incorporated in Australia, with mineral sands tenements held in South West of Western Australia. MSL was incorporated in Australia on September, 8, 2000, as Rainbow Nominees Pty Ltd. MSL changed its name to Metal Sands Pty Limited on May 28, 2001, and to Metal Sands Pty Ltd on May 12, 2002. On June 21, 2002, MSL converted to an Australian public liability company, Metal Sands Limited. Metal Sands Limited had minimal operations from December 15, 2004, the date of acquisition, through December 31, 2004.

Basis of Presentation and Going Concern:

The accompanying statements have been prepared following accounting standards generally accepted in the United States of America. The statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. (See Note 3)

In the opinion of management, the accompanying financial statements reflect all adjustments (which include only normal recurring adjustments) and reclassifications for comparability necessary to present fairly the financial position and results of operations of the Company. These statements are based upon information currently available to management.

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements (continued)

1.	Summary of Significant Accounting Policies and Use of Estimates (continued):

Accounting Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary MSL from the date of acquisition, December 15, 2004.. MSL has adopted the Australian dollar as its reporting currency for its financial statements as the Australian dollar is the primary economic environment in which the Company conducts its business and is considered the appropriate functional currency for its operations. For purposes of consolidation, all assets and liabilities figures for MSL have been converted to United States Currency with the exchange rate as of the end of the period. All equity figures are converted based on the historical conversion rates for the balance sheet date first report. All Statement of Operations figures have been converted using the average exchange rate for the period.

Intercompany transactions and balances have been eliminated in consolidation.

Environmental and Reclamation Costs:

The operations of the Company have been and may in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restoration costs. The likelihood of new regulations and their overall effect upon the Company are not predictable. The Company will provide for any reclamation costs in accordance with Financial Accounting Standard No. 143, “Accounting for Asset Retirement Obligations”.

Mineral Properties:

In accordance with U.S. GAAP, exploration, mineral property evaluation, holding costs, option payments and related acquisition costs for mineral properties acquired under an option agreement are expensed as incurred. When proven and probable reserves are determined for a property and a bankable feasibility study is completed, then subsequent exploration and development costs on the property would be capitalized. Total capitalized cost of such properties is measured for recoverability of carrying value under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Cash and Cash Equivalents:

For purposes of balance sheet classification and the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements (continued)

1.	Summary of Significant Accounting Policies and Use of Estimates (continued):

Accounts Receivable:

Included in accounts receivable are receivables that represent expense reimbursements due to MSL from third parties.  The Company does not have a formal policy to charge interest on late payments of receivable amounts.

Property and Equipment:

Property and equipment are stated at the lower of cost or net realizable value. Depreciation is provided by the straight-line method over the estimated service lives of the respective assets, which range from 5 to 15 years.

Valuation of Long-lived Assets:

In accordance with SFAS No. 144, long-lived assets such as property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

Net Loss per Share:

The Company computes and discloses earnings and loss per share in accordance with SFAS No 128, “Earnings Per Share”, which requires dual presentation of basic earnings per share and diluted earnings per share on the face of all income statements presented for all entities with complex capital structures. Basic earnings per share is computed as net income divided by weighted average number of ordinary shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur from ordinary shares issuable through share options. Since all of the Company’s share options are antidilutive for all periods presented, there is no difference between basic earnings per share and diluted earnings per share. As of December 31, 2004 and 2003, the Company had potentially dilutive securities of 19,000,000 and 13,050,000, respectively.

Fair Value of Financial Instruments:

The carrying amount reported in the balance sheets for receivables, accounts payable and accrued expenses and notes payable approximate fair value because of the immediate or short term maturity of these financial instruments.

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements (continued)

1.	Summary of Significant Accounting Policies and Use of Estimates (continued):

Stock Based Compensation:

The Company accounts for its stock based compensation based upon provisions in SFAS No. 123, Accounting for Stock-Based Compensation. In this statement stock based compensation is based on the fair value method for the valuation of its securities given as compensation to employees.

SFAS 123 provides that stock compensation paid to non employees be recorded with a value which is based upon the fair value of the services rendered or the stock given, whichever is more reliable. The common stock paid to non-employees was valued at the value of the services rendered.

Mining Rights:

Mining Rights represents the Company’s purchase price of the mining rights held by MSL.  The Company has the right to mine various mineral sands tenements held in the South West territory of Western Australia.  The mining rights will be amortized on a units of production basis.  As of December 31, 2004, the total units of production have not been determined and no amortization has been recorded.

Recent Accounting Pronouncements:

Below is a listing of the most recent United States of America accounting standards and their affect on the Company.

SFAS 150 - Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company’s adoption of this statement did not have a material financial affect.

SFAS 151 - Inventory Costs. SFAS 151 amends the guidance in APB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current period charges regardless of whether they meet the criteria of “so abnormal.” In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for financial statements issued for fiscal years beginning after June 15, 2005. As the Company currently has no inventory, it does not anticipate any financial effect of adopting this statement.

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements (continued)

1.	Summary of Significant Accounting Policies and Use of Estimates (continued):

Recent Accounting Pronouncements (continued):

SFAS 152 - Accounting for Real Estate Time-Sharing Transactions. SFAS 152 amends SFAS 66 and SFAS 67. The statement is effective for financial statements for fiscal years beginning after June 15, 2005. As the Company does not currently conduct any real estate time-sharing transactions, it does not anticipate any financial effect of adopting this statement.

SFAS 153 - Exchanges of Nonmonetary Assets. This statement amends the guidance in APB No. 29, “Accounting for Nonmonetary Assets.” APB No.29 was based on the principle that exchanges of nonmonetary assets should be measured on the fair value of the assets exchanged. SFAS 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for financial statements issued for fiscal years beginning after June 15, 2005. Management does not anticipate any financial effect of adopting this statement on the Company’s financial position or results of operations.

SFAS 154 - Accounting Changes and Error Corrections.  This statement is a replacement of APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.”  SFAS 154 applies to all voluntary changes in accounting principle and changes in the requirements for accounting for and reporting a change in accounting principle.  SFAS 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable.  APB No. 20 required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.  FASB stated that SFAS 154 improves financial reporting because its requirements enhance the consistency of financial information between periods.  The Company has elected early adoption of SFAS 154.

SFAS 123(R) - Accounting for Stock-Based Compensation. This statement established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services and focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. It does not change the accounting guidance for share-based payment transactions with parties other than employees. For public entities that file as small business issuers, the revisions to SFAS 123(R) are effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. For non-public entities, the revisions to SFAS 123 are effective as of the beginning of the first annual reporting period that begins after December 15, 2005. Management has not yet determined the effects of adopting the revisions to SFAS 123 on the Company’s financial position or results of operations.

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements (continued)

2.	Financial Condition and Ability to Continue as a Going Concern:

The Company has had no revenues from operations since inception and has a deficit from expenditures since inception to December 31, 2004 in the amount of $13,655,871. The Company has relied to date, and will continue to rely on its ability to raise equity to fund working capital requirements and fund exploration expenditures. Management will continue to control expenditures in line with its ability to raise equity working capital.

The ability of the Company to obtain financing and adequately manage its expenses, and thus maintain solvency, is dependent on equity market conditions, the ability to find a joint venture partner, the market for precious metals, and the willingness of other parties to lend the Company money. While the Company has been successful at certain of these efforts in the past, there can be no assurance that current efforts will be successful. These financial statements do not reflect the outcome of these uncertainties.

3.	Property & Equipment:

At December 31, 2004, property and equipment consists of:

Sundry equipment	$2,514
Furniture & fittings	3,404
Property & equipment	5,918
Less: Accumulated depreciation	(1,716)
Property & Equipment, net	$4,202

At December 31, 2003, the Company owned no property and equipment.  Depreciation expense was $50 and $0, during the years ended December 31, 2004 and 2003, respectively.

4.	Income Taxes:

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded.

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements (continued)

4.	Income Taxes (continued):

Income taxes for American Southwest Holdings, Inc.:

The total deferred tax asset is approximately $1,756,000, which is calculated by multiplying a 15% estimated tax rate by the cumulative NOL of approximately $11,704,000. The total valuation allowance is a comparable $1,756,000.

The provision for income taxes is comprised of the net change in deferred taxes less the valuation account plus the current taxes payable as shown in the chart below.

	2004	2003

Net change in deferred taxes since inception	1,756,000	1,604,299
Valuation account by year	(1,756,000)	(1,604,299)
Current taxes payable	—	—
Provision for income taxes	—	—

Below is a chart showing the estimated United States federal net operating losses and the years in which they will expire.

Year	Amount	Expiration

1996	$2,327,161	2016
1997	6,286,760	2017
1998	1,700,877	2018
1999	237,400	2019
2000	1,201	2020
2001	0	2021
2002	4,540	2022
2003	137,386	2023
2004	1,008,551	2024
Total NOL	$11,703,876

Major items causing the Company’s tax rate to differ from the statutory rate are as follows:

	12/31/2004	12/31/2003

Income tax benefit at statutory rate	$151,701	$20,608
Less change in valuation allowance	(151,701)	(20,608)
Income tax expense	$—	$—

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements (continued)

4.	Income Taxes (continued):

Income taxes for MSL:

For Australian tax reporting purposes, MSL reports on a June 30 fiscal year. MSL has future tax assets which have arisen principally from net operating loss carry forwards and exploration expenditures incurred and deductible for income tax purposes at an Australian tax rate of 30%. As management of the Company does not currently believe that it is more likely than not that the Company will receive the benefit of this asset, a valuation allowance equal to the future tax benefit has been established at the period end.

6/30/04

Loss for tax purposes	$148,575

As of June 30, 2004, the Company had net operating loss carry forwards available to reduce taxable income in future years in accordance with Australian income tax legislation amounting to $495,257. In accordance with Australian tax legislation, no expiration date attaches to carry forward losses, but the benefit of such issues will be obtained if:

(a)	future assessable income is derived of a nature and of an amount sufficient to enable the benefits from the deduction for the losses to be realized.
(b)	The conditions for deductibility imposed by tax legislation continue to be complied with
(c)	No changes in tax legislation or future transactions adversely affect the company realizing the benefit from the deductions or losses.

Major items causing the Corporation’s tax rate to differ from the statutory rate are as follows:

06/30/04

Income tax benefit at statutory rate	$39,185
Less: Non deductible items:
– sundry	(268)
Less change in valuation allowance	(38,917)

Income tax expense	$—

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements (continued)

5.	Leases and Other Commitments:

In connection with the acquisition of Metal Sands, the Company has been granted exploration licenses, exploration license applications, and prospecting license applications in conjunction with their mining venture in Southwestern Australia.

Exploration:

In order to maintain rights of tenure to mineral tenements MSL is required to pay holding costs and perform minimum exploration work to meet the minimum expenditure requirements specified by the WA Department of Industry and Resources. These obligations are subject to renegotiation and are not provided for in the financial report.

As of December 31, 2004, the total obligations assuming all applications are approved and no ground is relinquished:

Not later than one year	$442,600
Later than one year but not later than two years	$464,700
Later than two years but not later than five years	$488,100

Purchase of Interest in Tenement:

In addition, royalty payments may be payable if certain conditions are met in the future. At this time, future royalty payments are uncertain and no accrual has been made in the financial statements.

Native Title:

MSL’s mining tenements may be subject to native title applications in the future. At this stage it is not possible to quantify the impact (if any) that native titles may have on the operations of MSL.

Office Equipment Rental Agreement:

Under the terms of a lease agreement, which has an effective date of January 1, 2004, MSL rents office equipment including furniture and business machines, from Elsinor Nominees Pty Ltd for $504 per month plus applicable taxes. The term of the agreement is 36 months with an option to purchase the equipment after 36 installments. The total obligation under this rental agreement is $12,096.

Consulting Agreement:

During the year ended December 31, 2004, the Company entered into a consulting contract, commencing July 1, 2004 and ending upon the appointment of the consultant as chief executive officer of the Company.  The contract provides for monthly payments of AUD$10,000 or approximately US$7,800 at the foreign currency translation rate of .78 as of December 31, 2004.

\

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements (continued)

6.	Related Party Transactions:

Amounts Due to Related Parties:

The Company has borrowed funds from an officer to pay general and administrative expenses. This is a short term non-interest bearing demand note.

As of December 31, 2004, the Company owes $246,694 to another company owned by the Company’s President and $50,000 to a director of the Company. These amounts are included in “Due to related parties” in the accompanying financial statements.

Office Space:

In September 2004, the Company entered into a License Agreement for the provision of office space with Cazaly Resources Ltd. The Agreement expires September 30, 2005, after which it can be renewed on the same terms and conditions. The total obligation under this license agreement is $14,227.

Stock Warrants:

During the year ended December 31, 2004, 15,000,000 warrants to purchase the Company’s common stock were issued to Doyle Capital Ltd. (DCL) for their part in securing and facilitating the MSL acquisition. DCL is principally owned by the President of the Company. The warrants are exercisable at $0.04 per warrant and expire December 31, 2007.

Consulting Agreement:

In September 2003, the Company entered into a consulting agreement with DCL. Under the terms of the agreement DCL will be paid a $15,000 monthly retainer. Effective January 2004, the agreement was amended, increasing the monthly retainer to $20,000. Additionally, DCL is to receive a 6% fee on all equity raised. DCL has waived this fee for 2004. The consulting agreement expires on December 31, 2007. As of December 31, 2004, no amounts have been paid to DCL in connection with this agreement and fees in the amount of $240,000 have been accrued in the accompanying financial statements.

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements (continued)

7.	Stockholders’ Equity:

Common Stock:

On July 28, 1995 the shareholders agreed to a 50 to 1 reverse stock split. This stock split has been applied in the presentation of all issued and outstanding shares in the accompanying financial statements.

During the year ended December 31, 2004, the Company issued shares of its common stock as follows:

•	15,750,000 shares for cash in the amount of $420,798
•	961,851 shares valued $19,237, in exchange for services
•	2,175,005 shares valued at $38,063 in exchange for the cancellation of 13,050,000 common stock warrants
•	2,000,000 shares valued at $20,000, in payment of debt
•	33,100,000 shares valued at $33,100 in connection with the acquisition of MSL (See Note 8)

The Company realized costs in the amount of $7,168 in connection with issuing these shares of common stock.

Warrants:

The following table summarizes the common stock warrant activity for the company.

	Options	Weighted Average Exercise Price

Warrants outstanding at 12/31/2002	13,050,000	$0.115
Granted	—	—
Warrants outstanding at 12/31/2003	13,050,000	$0.115
Cancelled	(13,050,000)	$0.115
Granted	19,000,000	$0.04
Warrants outstanding at 12/31/2004	19,000,000	$0.04

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements (continued)

7.	Stockholders’ Equity (continued):

Information relating to common stock warrants at December 31, 2004 summarized by exercise price is as follows:

	Outstanding			Exercisable
		Remaining	Weighted Average		Weighted Average
Exercise Price Per Share	Shares	Life ( In Years)	Exercise Price	Shares	Exercise Price

$0.04	19,000,000	3.0	$ 0.04	19,000,000	$ 0.04

During the year ended December 31, 2004, 4,000,000 warrants to purchase the Company’s common stock were issued in a private placement of 8,000,000 shares of common stock to sophisticated investors.  The warrants are exercisable at $0.04 per warrant and expire December 31, 2007.

8.	Acquisition of Metal Sands Limited:

During the year ended December 31, 2004, the Company purchased Metal Sands Limited in exchange for 33,100,000 shares of the Company’s common stock, valued at $33,100 and incurred $61,275 in professional fees in connection with the acquisition. The Company assumed net liabilities relating to cash advances made to Metal Sands prior to the asset acquisition of $194,999 which were expensed as exploration costs and recorded Mining Rights in the amount of $33,100.

In addition, 15,000,000 warrants to purchase the Company’s common stock were issued to Doyle Capital Ltd. (DCL) for their part in securing and facilitating the MSL acquisition. DCL is principally owned by the President of the Company. The warrants are exercisable at $0.04 per warrant, expire December 31, 2007, and were valued at $300,000 using the Black Scholes option-pricing model with the following weighted average assumptions for all grants: expected life of options of three (3) years, risk free interest rate of five percent (5%), volatility of fifty-eight percent (58%) and a zero percent dividend yield.

9.	Statements of Cash Flows:

During the years ended December 31, 2004 and 2003, and for the cumulative period from the Company’s inception on October 20, 1989 through December 31, 2004, the Company paid no income taxes. During these periods, the Company neither received nor paid any interest.

Disclosure of non-cash activities:

The Company recognized operating, investing and financing activities that affected assets, liabilities, and equity, but did not result in cash receipts or payments. These non-cash activities are as follows:

AMERICAN SOUTHWEST HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements (continued)

9.	Statements of Cash Flows (continued):

During the year ended December 31, 2004, the Company issued 961,851 shares of its common stock in exchange for services in the amount of $19,237 and 2,000,000 shares of its common stock for the payment of debt in the amount of $20,000.

During the year ended December 31, 2004, the Company issued 33,100,000 shares of its common stock, valued at $33,100, 15,000,000 common stock warrants, valued at $300,000, in payment of fees related to the MSL acquisition and incurred $61,275 in professional fees in connection with the acquisition of Metal Sands Limited. In connection with this purchase, the Company assumed net liabilities relating to cash advances made to Metal Sands prior to the asset acquisition of $194,999 and Mining Rights valued at $33,100.

During the year ended December 31, 2004, the Company issued 2,175,005 shares of its common stock, valued at $38,063, for the cancellation of 13,050,000 common stock warrants.

In addition to the items listed above, during the cumulative period during development stage through December 31, 2004, the Company issued 10,500,000 shares of its common stock in exchange for services valued at $455,294, 1,000,000 common stock subscriptions in exchange for mining properties valued at $3,500,000, 1,072,990 shares of its common stock in exchange for the cancellation of debt in the amount of $469,970 and 5,750,000 common stock warrants in exchange for services valued at $57,500.

10.	Subsequent Events:

Subsequent to December 31, 2004, the Board of Directors voted to increase the authorized shares of the Company’s common stock to 300,000,000. The increase in authorized shares is subject to approval by the Company’s shareholders and will be included in the Company’s next proxy statement.

11.	Correction of an Accounting Principle:

The Company is restating its financial statement due to a change in accounting for the Metal Sands Limited transaction. The transaction has now been accounted for as an asset purchase rather than a merger. The mining rights acquired in the transaction have now been recorded at the par value ($.001) of the 33,100,000 shares of common stock issued. In addition, all costs related to the acquisition have been expensed, and net liabilities of $194,999 assumed by the Company have been expensed as exploration costs. The effect of this change was to decrease mining rights reflected on the balance sheet by $1,847,174, decrease paid in capital by $1,290,900, and increase the loss in the current year and the deficit accumulated during development stage by $556,274. In addition, net loss per share changed from $(.01) as originally reported to $(.03) per share.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of each of its directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, the Registrant’s Certificate of Incorporation provides that it must, to the fullest extent permitted by the Delaware General Corporation Law, indemnify any person who is made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his personal representative or his heirs, is or was a director or officer of the Registrant or any predecessor of the Registrant, or serves or served at any other enterprise as a director or officer at the request of the Registrant or any predecessor of the Registrant.

The Registrant’s bylaws require it to provide indemnity to the fullest extent allowed by law to each of its officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was the Registrant’s agent. The bylaws allow the Registrant to provide this same indemnity to employees and agents (other than directors and officers). The Registrant’s bylaws also permit it to advance expenses incurred by officers, directors, employees and agents in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amounts if it is determined that the indemnified party is not entitled to be indemnified. The indemnification provided by the Registrant’s bylaws is not exclusive.

    The Company has not entered into indemnification agreements with its officers or directors, nor does the Company carry directors’ and officers’ liability insurance covering its directors and officers against liability asserted against or incurred by the person arising out of his or her capacity as an officer or director, including any liability for violations of the Securities Act of 1933 or the Securities Exchange Act of 1934.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. The Company will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$340
Printing and Engraving Expenses	250
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	10,000
Miscellaneous	410
TOTAL	$21,000

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, the Company has issued the following securities without registration under the Securities Act of 1933 (the “Act”):

During the first quarter of 2004, we issued 4,750,000 restricted common stock shares to nine non-US residents for total consideration of $72,519 US. There was no preparation of the U.S. market in connection with these sales and the stock certificates issued in this transaction bear restrictive legends which prohibit the sale in the U.S. without an applicable registration statement or exemption therefrom. Doyle Capital Ltd., an Australian entity now known as Africa Pacific Capital Limited (“APC”), received a 6% commission on these sales. We believe this transaction complies with Regulation S, as promulgated under the Act.

During the second quarter of 2004, we issued 2,500,000 restricted common stock shares to nine non-U.S. residents for total consideration of $38,000 US. There was no preparation of the U.S. market in connection with these sales and the stock certificates issued in this transaction bear restrictive legends which prohibit the sale in the U.S. without an applicable registration statement or exemption therefrom. APC received a 6% commission on these sales. We believe this transaction complies with Regulation S, as promulgated under the Act.

During the second quarter of 2004, we issued 961,851 restricted common stock shares to three non-U.S. residents for prior services valued at $16,832 US. There was no preparation of the U.S. market in connection with these sales and the stock certificates issued in this transaction bear restrictive legends which prohibit the sale in the U.S. without an applicable registration statement or exemption therefrom. No commission was paid on these sales. We believe this transaction complies with Regulation S, as promulgated under the Act.

During the second quarter of 2004, we issued 2,175,005 restricted common stock shares to 14 non-U.S. residents and one U.S. resident in conversion of our outstanding warrants on the basis of one share for every 6 warrants. There was no preparation of the U.S. market in connection with these sales and the stock certificates issued in this transaction bear restrictive legends which prohibit the sale in the U.S. without an applicable registration statement or exemption therefrom. No commission was paid on these sales. We believe this transaction complies with Regulation S, as promulgated under the Act, and Section 4(2) of the Act.

In December 2004, in connection with the acquisition of Metal Sands we issued 33,100,000 shares of its restricted common stock to the 36 shareholders of Metal Sands who are all non-U.S. residents. These shares were valued by us at $0.04 per share. There was no preparation of the U.S. market in connection with these sales and the stock certificates issued in this transaction bear restrictive legends which prohibit the sale in the U.S. without an applicable registration statement or exemption therefrom. No commission was paid on this transaction. We believe this transaction complies with Regulation S, as promulgated under the Act.

In October 2004, we issued 500,000 restricted shares of common stock to one non-US resident for a total consideration of $14,980 US.  There was no preparation of the U.S. market in connection with these sales and the stock certificates issued in this transaction bear restrictive legends which prohibit the sale in the U.S. without an applicable registration statement or exemption therefrom.  APC received a 6% commission on these sales.  We believe this transaction complies with Regulation S, as promulgated under the Act.

In November 2004, we issued 2,000,000 restricted shares of common stock to one non-U.S. resident upon the conversion of $20,000 US of debt.  There was no preparation of the U.S. market in connection with these sales and the stock certificates issued in this transaction bear restrictive legends which prohibit the sale in the U.S. without an applicable registration statement or exemption therefrom.  No commission was paid on these sales.  We believe this transaction complies with Regulation S, as promulgated under the Act.

On January 18, 2005, we issued 8,000,000 restricted shares of common stock and 4,000,000 warrants to two non-U.S. residents in exchange for $400,000. There was no preparation of the U.S. market in connection with these sales and the stock certificates issued in these transactions bear restrictive legends which prohibit the sale in the U.S. without an applicable registration statement or exemption therefrom. APC received a 6% commission on these sales. We believe these transactions comply with Regulation S, as promulgated under the Act.

In January 2005, we issued 2,630,000 restricted common stock shares to five non-U.S. residents who had paid $67,095 US for the shares in the prior quarter. There was no preparation of the U.S. market in connection with these sales and the stock certificates issued in these transactions bear restrictive legends which prohibit the sale in the U.S. without an applicable registration statement or exemption therefrom. APC received a 6% commission on these sales. We believe these transactions comply with Regulation S, as promulgated under the Act.

In February and March 2005, we issued 940,000 restricted common stock shares to two non-U.S. residents who paid $47,712 US for the shares. There was no preparation of the U.S. market in connection with these sales and the stock certificates issued in these transactions bear restrictive legends which prohibit the sale in the U.S. without an applicable registration statement or exemption therefrom. APC received a 6% commission on these sales. We believe these transactions comply with Regulation S, as promulgated under the Act.

At March 31, 2005, we had received subscriptions for 1,794,000 restricted common stock shares from seven non-U.S. residents who had paid $89,701 US for the shares which were issued in the following quarter. There was no preparation of the U.S. market in connection with these sales and the stock certificates issued in these transactions bear restrictive legends which prohibit the sale in the U.S. without an applicable registration statement or exemption therefrom. APC received a 6% commission on these sales. We believe these transactions comply with Regulation S, as promulgated under the Act.

In May 2005, we issued 4,000,000 restricted common stock shares to four non-U.S. residents for a total consideration of $200,000 US.  There was no preparation of the U.S. market in connection with these sales and the stock certificates issued in these transactions bear restrictive legends which prohibit the sale in the U.S. without an applicable registration statement or exemption therefrom.  APC received a 6% commission on these sales. We believe these transactions comply with Regulation S, as promulgated under the Act.

Effective September 30, 2005, we terminated the management agreement with APC. In connection with the termination, APC exercised 15,000,000 warrants to purchase our common stock in exchange for the forgiveness of all outstanding debt owed to APC. As of September 30, 2005, the Company owed APC $600,000.

In September 2005, we issued 21,825,000 shares of common stock to eight non-U.S. residents for previous debts valued at $882,193 US. There was no preparation of the U.S. market in connection with these sales and the stock certificates issued in these transactions bear restrictive legends which prohibit the sale in the U.S. without an applicable registration statement or exemption therefrom. No commissions were paid on these transactions. We believe these transactions comply with Regulation S, as promulgated under the Act.

During the third quarter of 2005, we issued 6,350,000 restricted common stock shares to seven non-US residents for total cash consideration of $267,547 US. There was no preparation of the U.S. market in connection with these sales and the stock certificates issued in these transactions bear restrictive legends which prohibit the sale in the U.S. without an applicable registration statement or exemption therefrom. APC received a 6% commission on these sales. We believe these transactions comply with Regulation S, as promulgated under the Act.

During the first quarter of 2006, we issued 11,450,000 restricted stock shares to eight non-U.S. residents for past services totaling $242,500 US. There was no preparation of the U.S. market in connection with these sales and the stock certificates issued in these transactions bear restrictive legends which prohibit the sale in the U.S. without an applicable registration statement or exemption therefrom. We believe these transactions comply with Regulation S, as promulgated under the Act.

During the first quarter of 2006, we issued 9,000,000 units, consisting of one restricted common stock share and one common stock purchase warrant, to two non-U.S. residents for total cash consideration of $360,000 US. These warrants have an exercise price of $0.04 and an expiration date of December 31, 2006. There was no preparation of the U.S. market in connection with these sales and the stock certificates issued in these transactions bear restrictive legends which prohibit the sale in the U.S. without an applicable registration statement or exemption therefrom. APC received a 6% commission on these sales. We believe these transactions comply with Regulation S, as promulgated under the Act.

ITEM 27.	EXHIBITS

Exhibit Number	Description

3.1(a)(1)	Certificate of Incorporation and Certificate and Articles of Merger of Cordon Corporation
3.1(b)**	Certificate of Amendment to Certificate of Incorporation (Name change to Ameriserv Financial Corporation)
3.1(c)**	Certificate of Amendment to Certificate of Incorporation (Name change to Nambian Copper Mines, Inc. - 7/28/95)
3.1(d)**	Certificate of Amendment to Certificate of Incorporation (Name change to American Southwest Holdings, Inc. - 6/9/2000)
3.1(e)**	Certificate of Amendment to Certificate of Incorporation (Increase in authorized capital)
3.1(f)**	Certificate of Amendment to Certificate of Incorporation (Increase in authorized capital)
3.2(2)	Bylaws
4.1**	Specimen Certificate for Common Stock
5*	Opinion of Michael K. Hair P.C., counsel to the Company, regarding the legality of the securities being registered
10.1(3)	Heads of Agreement between the Company and Metal Sands Limited dated September 15, 2003, together with Amendment dated October 3, 2004, Addendum dated November 12, 2003 and Addendum dated February 9, 2004
10.2(a)(4)	Consulting Agreement between the Company and Doyle Capital Limited, dated August 18, 2003
10.2(b)(5)	Update to Consulting Agreement between the Company and Doyle Capital Limited, dated March 1, 2004
10.3*	Termination Agreement between the Company and Africa Pacific Capital Limited fka Doyle Capital Limited, dated September 30, 2005
23.1*	Consent of Semple & Cooper LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Shelley International CPA, Independent Certified Public Accountant

*	Filed herewith.
**	Previously filed with the initial filing of this Form SB-2 Registration Statement on August 15, 2005.
(1)	Incorporated by reference to Exhibit 3(I) to Form SB-2 Registration Statement #333-49104 filed November 1, 2000
(2)	Incorporated by reference to Exhibit 3(II) to Amendment No. 1 to Form SB-2 Registration Statement #333-49104, filed January 26, 2001
(3)	Incorporated by reference to Exhibit 2.01 to Form 8-K filed December 17, 2004
(4)	Incorporated by reference to Exhibit 10.1 to Form 10-KSB for the Fiscal Year Ended December 31, 2004, filed June 3, 2005
(5)	Incorporated by reference to Exhibit 10.2 to Form 10-KSB for the Fiscal Year Ended December 31, 2004, filed June 3, 2005

ITEM 28.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)
Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	Include any additional or changed material information on the plan of distribution;

(2)
That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4)
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned.

AMERICAN SOUTHWEST HOLDINGS, INC.

Date: March 20, 2006	By:	/s/ Alan Doyle

Alan Doyle President (Chief Executive Officer), Treasurer (Principal Financial Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Alan Doyle	/s/ Peter Holsworth

Alan Doyle President (Chief Executive Officer), Treasurer (Principal Financial Officer) and Director March 20, 2006	Peter Holsworth Director March 20, 2006

S-1